Exhibit 10.14

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

MASTER LICENSE AGREEMENT

BETWEEN

UNIVERSITY OF MARYLAND, BALTIMORE

AND

TOKAI PHARMACEUTICALS, INC.

UMB Docket Nos.:

AB-93-031

AB-96-031

AB-98-014

VN-2002-019

MASTER LICENSE AGREEMENT TABLE OF CONTENTS

Schedules

A	PATENT RIGHTS

B	DUE DILIGENCE MILESTONES

MASTER LICENSE AGREEMENT

This Master License Agreement (“Agreement”) is effective as of the date of the last signature on the Signature Page (“Effective Date”), and is made by and between the UNIVERSITY OF MARYLAND, BALTIMORE (“UMB”), a constituent institution of the University System of Maryland (“USM”) (which is a public corporation and an instrumentality of the State of Maryland), having an address at 515 West Lombard Street, Fourth Floor, Baltimore, Maryland 21201, and TOKAI PHARMACEUTICALS, INC., a Delaware corporation (“Company”), with its principal place of business at 1 Broadway, 14th Floor, Cambridge, MA 02142.

ARTICLE 1. BACKGROUND

1.1 Valuable inventions (“Inventions”) generally known as “Androgen Synthesis Inhibitors,” have been made by Angela Brodie, Ph.D., Jisong Li, Ph.D., Vincent Njar, Ph.D., and Yangzhi Ling (“Inventors”).

1.2 Subject to certain rights retained by the U.S. Government in inventions resulting from federally supported work, under USM policy USM owns an interest in and to the Inventions and Patent Rights (as defined below) relating to the Inventions, which has been confirmed by the execution of assignments to UMB from the Inventors.

1.3 As a public research and education institution, UMB is interested in licensing the Patent Rights to Company, which desires to license the Patent Rights on the terms and conditions set forth in this Agreement.

ARTICLE 2. DEFINITIONS

In this Agreement, the following terms have the meanings set forth in this Article.

“BLA”: A Biologies License Application submitted to FDA.

“Business Day”: a day other than a Saturday, Sunday, federal holiday, or holiday observed by UMB.

“Claim”: Any claim of an issued and unexpired patent or claim of a pending patent application contained in the Patent Rights which has not: lapsed; been irrevocably withdrawn or abandoned; been held permanently revoked, unenforceable or invalid by a final decision of a court or other governmental agency of competent jurisdiction; been held unappealable or unappealed within the time allowed for appeal; or been admitted by UMB to be invalid or unenforceable.

“Clinical Trial:” A human clinical trial of a Licensed Product that satisfies the requirements of 21 C.F.R. §312.21, or its foreign equivalent. A Clinical Trial shall be considered to have commenced when the Licensed Product has been administered to the first subject in the study. A Clinical Trial shall be considered to have been completed upon the earlier of: (a) the submission of all case report forms for qualified study subjects by the principal investigators) to Company or its designee in accordance with the protocol and substantially all analysis thereof has been completed, or (b) when the trial is reported as closed to the Institutional Review Board(s) of record.

“Combination Product”: A Licensed Product that contains at least one (1) Covered Component and at least one (1) Non-Covered Component.

“Commercially Reasonable Efforts”: As defined in Section 4.2.

“Company”: Shall be construed to mean “Tokai Pharmaceuticals, Inc. and/or any Company Affiliate, as the case may be,” unless the context clearly indicates otherwise.

“Company Affiliate”: Any Person which controls, is controlled by, or is under common control with Company. For purposes of this definition, a Person shall be regarded as in control of another Person if it directly or indirectly owns or controls more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Person or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the Person.

“Company Confidential Information”: Confidential Information which (a) is made or owned by one or more Company Personnel or Sublicensee Personnel, or owned by Company or Sublicensee(s); and (b) is actually disclosed prior to the Effective Date or during the Term to TEC-COM or the Inventors by Company.

“Company Improvement”: Any Improvement which: (a) was invented solely by one or more Company Personnel; or (b) otherwise is owned by Company.

“Company Personnel”: (a) Officers, directors, employees, and agents of Company, and (b) members of Company’s Scientific Advisory Board.

“Confidential Information”: Information (including without limitation documents, notes, drawings, models, designs, data, memoranda, tapes, records, formulae and algorithms, in hard copy form or in electronic form) which has not been made public and which is disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including without limitation information that (a) is related to and results from or arises out of use of the Inventions, the Improvements, or the Patent Rights, or (b) is reasonably necessary for the practice of the Patent Rights or for the development or commercialization of Licensed Products.

“Covered Component”: A component of a Combination Product the manufacture, use, or sale of which is covered by a Claim of the Patent Rights.

“Combination Product Net Revenues”: As defined in Section 5.5.2.

“Effective Date”: The date of the last signature on the Signature Page.

“Eligible Sublicensee”: A Sublicensee that: (a) is not in default of its material obligations under its Sublicense or under any agreement with UMB, USM, or the State of Maryland, and is current on all of its material financial obligations to UMB, USM, or the State of Maryland (including without limitation taxes); (b) is not an adverse party in any litigation, arbitration, administrative or other similar proceeding with UMB or USM; (c) has not made a general assignment for the benefit of creditors of all or substantially all of its assets; (d) has not commenced a case under or otherwise sought relief from its obligations under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law, statute, or proceeding; (e) has not by any act indicated its consent to, approval of, or acquiescence in any proceeding or the appointment of a receiver of or trustee for it or a substantial part of its property, or suffered any such receivership or trusteeship to continue undismissed for a period of sixty (60) days; and (f) is not a debtor in any case under any chapter of the U.S. Bankruptcy Code.

“European States”: Member states of the European Patent Convention (EPC) regional patent system and designated as “EP” in the request of an international patent application filed under the Patent Cooperation Treaty (PCT).

“Fair Market Value”: For purposes of determining the Fair Market Value of securities hereunder, the following rules shall apply:

(a)	If at the time of such issuance the issuing corporation does not have a class of securities registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”), Fair Market Value shall mean the price per share as determined in good faith by the Board of Directors of the issuing corporation with reference, in the case of any preferred stock, to any recent or then contemplated financing by venture capital or similar investors; and

(b)	If at the time of such issuance the issuing corporation has a class of securities registered under the Exchange Act, then (i) if the securities so issued are of the same class as securities of the issuing corporation then traded on a national securities exchange, in over-the-counter trading, or similar trading system, then Fair Market Value shall be the average trading price over the twenty (20) day period preceding the date of issuance, and (ii) if the securities are not of the same class as securities of the issuing corporation then so publicly traded, then the Fair Market Value shall be the amount determined in good faith by the Board of Directors of the issuing corporation.

(c)	Notwithstanding the foregoing, UMB shall have the right in good faith to dispute any valuation determined by the Board of Directors of the issuing corporation. In that event, any dispute regarding Fair Market Value of the securities shall be resolved in accordance with Section 14.3.

“FDA”: The U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Patent Policy”: As defined in Section 3.5.1.

“First Commercial Sale”: The initial Sale of a Licensed Product to a Third Party end user.

“Improvement”: An invention or discovery which: (a) is directly related to the Patent Rights, but is not included within the definition of Patent Rights; (b) is or may be patentable or otherwise protected or protectable under law; and (c) either (i) cannot be practiced without infringing one or more Claims of the Patent Rights, or (ii) would itself be infringed by the practicing of the Patent Rights.

“IND”: An Investigational New Drug Application submitted to FDA under Section 505 of the Federal Food, Drug, and Cosmetic Act, which satisfies the requirements of 21 C.F.R. §312.

“Infringement”: As defined in Section 9.1.

“Inventions”: As defined in Section 1.1.

“Inventors”: As defined in Section 1.1.

“Joint Improvement”: Any Improvement which was invented by one or more Company Personnel and by one or more UMB Personnel.

“Licensed Field”: The use of Patent Rights in the prevention, diagnosis, treatment or control of any human or animal disease, disorder, or condition.

“Licensed Improvement”: As defined in Section 3.6.5.

“Licensed Product”: Any product (including without limitation any Combination Product) whose manufacture, use, Sale or import would infringe the Patent Rights, or any process whose practice would infringe the Patent Rights.

“Licensed Territory”: Worldwide.

“NDA”: A New Drug Application submitted to the FDA to market a new drug under Section 505 of the Federal Food, Drug, and Cosmetic Act, which satisfies the requirements of 21 C.F.R. §313.

“Net Revenues”: The gross amounts invoiced to any Third Party by Company or Sublicensees for Sales of Licensed Products, less the following:

(a)	Trade, quantity and cash discounts, chargebacks, rebates, credits and allowances actually allowed and taken;

(b)	Sales or use taxes, excise taxes, surcharges and customs duties and other governmental charges included in the invoiced amount;

(c)	Distribution fees and sales agent fees or commissions;

(d)	Amounts invoiced to the customer for outbound transportation, shipping, handling, and insurance; and

(e)	Amounts actually allowed or credited on returns or rejections of Licensed Products, retroactive price reductions or billing errors.

Combination Product Net Revenues shall be determined in accordance with Section 5.5.2. “Net Revenues” shall also include any recovery of compensatory or actual damages in an Infringement action, as set forth in Section 9.3.2. “Net Revenues” shall not include (1) any amounts which are within the definition of “Sublicense Income,” or (2) any amounts in connection with Sales of Licensed Products at or below cost for purposes of clinical trials.

“Non-Commercial Organization”: A government agency; a university or other institution of higher education; an organization of the type described in Section 501(c)(3) of the Internal Revenue Code, and exempt from taxation under Section 501(a) of the Internal Revenue Code); a nonprofit scientific or educational organization qualified under a state nonprofit organization statute; or any foreign equivalent of any of the foregoing.

“Non-Commercial Uses”: Research, scholarly use, teaching, education, and other similar uses.

“Non-Covered Component”: A component of a Combination Product that is an active ingredient or other functional component or product (including without limitation a delivery or similar device but excluding non-active ingredients or non-proprietary excipients, buffers or similar substances that are formulated with drug products), the manufacture, use, or sale of which is not covered by a Claim of the Patent Rights.

“Option”: As defined in Section 3.6.4.

“Option Term”: As defined in Section 3.6.5.

“Optioned Improvement”: As defined in Section 3.6.3.

“Party”: UMB or Company; “Parties” means collectively UMB and Company.

“Patent Expenses”: All fees, charges, expenses, and costs incurred before and after the Effective Date in connection with the preparation, filing, prosecution, issuance, reissuance, reexamination, interference, and/or maintenance of patents or applications for patent or equivalent protection for the Patent Rights, including without limitation all fees and charges of outside patent counsel.

“Patent Rights”: U.S. and foreign patent applications and patents listed in Schedule A, as it may be amended from time to time by mutual agreement of the Parties or to add Licensed Improvements pursuant to Section 3.6, together with any substitution, divisional, continuation, and continuation-in-part (to the extent a continuation-in-part contains one or more Claims directed to any of the foregoing); any Letters Patent therefor; any reissue, renewal, confirmation, revalidation, addition, reexamination, or extension therefrom; and all foreign counterparts or equivalents of any of the foregoing.

“Person”: A natural person, trustee, corporation, business trust, partnership, limited partnership, limited liability company, governmental authority, or any other form of legal entity.

“Personnel”: Officers, directors, employees, and agents.

“Phase 1 Clinical Trial”: A Clinical Trial that is intended to initially evaluate the safety and/or pharmacological effect in subjects, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(a).

“Phase 2 Clinical Trial”: A Clinical Trial for which a primary endpoint is a preliminary determination of efficacy and/or dose ranges in patients with the disease target being studied, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(b).

“Phase 3 Clinical Trial”: A Clinical Trial that is performed after preliminary evidence suggesting effectiveness of the drug has been obtained and that is intended to gather confirmatory data supporting effectiveness and safety, to provide an adequate basis for physician labeling, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(c).

“Post-Termination Approved Sublicense”: A Sublicense that is approved by UMB pursuant to Section 3.3.5.

“Pre-Approved Sublicense”: A Sublicense that is approved by UMB pursuant to Section 3.3.3.

“Qualified Sublicense”: As defined in Section 3.3.4.

“Sales,” “Sell,” “Resell,” or any correlative term: The sale, lease, transfer, or other disposition of a Licensed Product by Company or Sublicensees in return for any type of consideration.

“Sublicense”: Any agreement pursuant to which all or some of the Patent Rights are licensed, conveyed, assigned, granted rights to, or otherwise transferred.

“Sublicensee”: A Person (other than a Company Affiliate) to which Company or a Company Affiliate licenses, conveys, assigns, grants rights to, or otherwise transfers all or some of the Patent Rights.

“Sublicense Income”: Consideration in the form of cash, cash equivalents, or securities received by Company in consideration for the grant to any Sublicensee of a Sublicense of some or all of the Patent Rights, including without limitation up-front fees, license signing fees, license maintenance fees, milestone payments, success fees, amounts paid for equity of Company by a Sublicensee in excess of its Fair Market Value, and any other consideration paid by or on behalf of the Sublicensee. “Sublicense Income” shall not include (a) any running royalties based on Sales of Licensed Product by any Sublicensee, and (b) any payment or consideration received by Company in consideration for anything other than a Sublicense of some or all of the Patent Rights, including without limitation consideration for any investment in or extension of credit to Company, reimbursement for research rendered by Company or any payments earmarked for research to be performed, or consideration for a license granted under technology other than the Patent Rights.

“TEC-COM”: The Technology Commercialization Group in UMB’s Office of Research and Development, and any successor to its responsibilities.

“Term”: As defined in Section 10.1.

“Third Party”: Any Person other than UMB, UMB Personnel, UMB Related Organizations, Company, Company Affiliates or Company Personnel.

“UMB Related Organizations”: University of Maryland Medical System Corporation, faculty practice organizations of UMB, the Baltimore Veterans Administration Medical Center, USM, and any constituent institutions of the University System of Maryland.

“UMB Confidential Information”: Confidential Information which either: (1) TEC-COM receives prior to the Effective Date or during the Term from UMB Personnel; or (2) is actually disclosed prior to the Effective Date or during the Term to Company by TEC-COM or UMB Personnel.

“UMB Improvement”: An Improvement which: (a) was invented solely by one or more UMB Personnel; or (b) otherwise is owned by UMB or a UMB Related Organization.

“UMB Personnel”: Inventors while they are employed by UMB; and UMB employees, faculty members, students, trainees, and other individuals working under the supervision or direction of Inventors and using UMB resources and who are subject to the USM IP Policy.

“USM IP Policy”: The University System of Maryland Policy on Intellectual Property, effective July 1, 2002, as amended, or, as applicable, the predecessor Policy on Patents, effective May 31, 1990, as amended, and any successor policy adopted by USM regarding intellectual property and applicable to the Patent Rights.

ARTICLE 3. GRANT OF LICENSE

3.1 License. UMB hereby grants to Company, and Company hereby accepts, an exclusive license under the Patent Rights to make, have made, use, Sell, offer to Sell, and import the Licensed Products and otherwise practice the Patent Rights in any manner, but only during the Term, within the Licensed Field, and in the Licensed Territory. However, the license is subject to: (a) rights of the U.S. under grants to UMB and Federal Patent Policy, and (b) the terms and conditions of this Agreement, including without limitation Section 3.2.

3.2 UMB’s Reservation of Rights. Notwithstanding anything contained herein to the contrary, UMB specifically reserves for itself and UMB Related Organizations the following rights:

3.2.1 To practice under the Patent Rights and to make and use the Licensed Products on a royalty-free basis solely for Non-Commercial Uses;

3.2.2 To license, without the right to Sublicense, Non-Commercial Organizations to practice under the Patent Rights and make and use the Licensed Products on a royalty-free basis solely for their internal Non-Commercial Uses;

3.2.3 To provide UMB Confidential Information and material covered by the Patent Rights (excluding Company Confidential Information) to Non-Commercial Organizations, solely for their internal Non-Commercial Uses, if the Non-Commercial Organization agrees in writing in advance not to transfer such material to any other Person;

3.2.4 To disseminate and publish scientific findings from research related to Patent Rights and/or the Licensed Products, and to permit UMB Personnel to do the same, subject to Section 6.4 (Publication) and Article 7 (Confidentiality); and

3.2.5 To license the Patent Rights to Third Parties for applications outside the Licensed Field and/or Licensed Territory.

Nothing in this Section 3.2 shall imply any obligation on Company or any Sublicensee to supply any Licensed Product, any material covered by the Patent Rights, or any other technology or any intellectual property rights to UMB or any Non-Commercial Organization.

3.3	Sublicenses.

3.3.1 Authority to Grant. Company may grant Sublicenses to one or more Sublicensees without consent of UMB, provided that there is no uncured default or material breach of this Agreement by Company at the time of the grant. Company shall provide to UMB a true and complete copy of each fully-signed Sublicense and amendments thereto, including all exhibits, attachments and related documents reasonably promptly after executing the same.

3.3.2 Requirements of Sublicenses.

(a) Any Sublicense shall be consistent with and subject to the relevant terms and conditions of this Agreement. Any Sublicense shall require that any further Sublicense from a Sublicensee must satisfy the requirements of this Section.

(b) Any Sublicense shall expressly include provisions for the benefit of UMB substantially similar to this Section 3.3 (Sublicenses), Section 5.5 (Running Royalties on Sales of Licensed Products and Combination Products), Section 5.6 (Sublicense Income), Article 7 (Confidentiality), Article 8 (Reports, Payments, and Accounting), Section 11.4 (Patent Marking), Section 12.2 (Disclaimer of Warranties by UMB), and Article 13 (Claims, Indemnification, and Insurance).

(c) Any Sublicense shall also require that any dispute between Sublicensee and UMB which may arise upon termination of this Agreement shall be subject to dispute resolution on the terms and conditions set forth in Article 14 (Dispute Resolution) of this Agreement.

3.3.3 Pre-Approved Sublicenses.

(a) Company may, at its option, seek UMB’s prior approval of a proposed Sublicense. In that event, prior to execution, Company shall notify UMB of the identity of the proposed Sublicensee and shall provide to UMB a true and complete copy of the proposed Sublicense in substantially final form. UMB shall have [**] days after receipt to notify Company in writing of its determination as to whether the Sublicense and Sublicensee are approved and the reasons for its determination. Any Sublicense that is approved by UMB pursuant to this Section shall be a “Pre-Approved Sublicense.”

(b) UMB shall not unreasonably withhold its approval of a Sublicense and Sublicensee if: (i) the Sublicense complies with Section 3.3.2; (ii) the proposed Sublicensee is an Eligible Sublicensee at that time; (iii) the Sublicensee has sufficient financial capacity and resources to commercialize the Licensed Products within the scope of the Sublicense and to fulfill its financial obligations under the Sublicense; (iv) the Sublicensee agrees to make commercially reasonable payments (such as royalties, milestone payments or other fees) under the Sublicense in light of the then current commercial and regulatory circumstances for the Licensed Products; and (v) the Sublicensee is able to fulfill the diligence obligations required by this Agreement (as they may reasonably be adjusted in light of the then current commercial and regulatory circumstances for the Licensed Products).

(c) In the event of termination of this Agreement, upon written request of a Sublicensee within [**] days following the effective date of termination, any Patent Rights sublicensed by Company under a Pre-Approved Sublicense shall become directly licensed from UMB to the Sublicensee if as of the effective date of direct license the Sublicensee is an Eligible Sublicensee. In that event, the Sublicensee shall comply with Section 3.3.6.

3.3.4 Qualified Sublicenses.

(a) In the event of termination of this Agreement, upon written request of a Sublicensee within [**] days following the effective date of termination, any Patent Rights sublicensed by Company under a Qualified Sublicense shall become directly licensed from UMB to the Sublicensee if as of the date of the written request the Sublicensee is an Eligible Sublicensee. In that event, the Sublicensee shall comply with Section 3.3.6.

(b) “Qualified Sublicense” means a Sublicense that: (i) complies with Section 3.3.2; (ii) contains provisions that require payment by the Sublicensee to Company of amounts that, taken as a whole, are equal to or greater than the amounts payable by Company to UMB under Section 5.2 (License Maintenance Fees), Section 5.3 (Milestone Payments), Section 5.4 (Minimum Annual Royalty), Section 5.5 (Running Royalties on Sales of Licensed Products and Combination Products), and Section 5.6 (Sublicense Income); (iii) requires the

Sublicensee to use Commercially Reasonable Efforts to commercialize one or more Licensed Products; and (iv) requires the Sublicensee to achieve the due diligence milestones set forth on Schedule B (subject to reasonable adjustment based on the field of use and territory of the Sublicense).

3.3.5 Post-Termination Approved Sublicenses.

(a) In the event of termination of this Agreement, any Sublicensee of Patent Rights under a Sublicense from Company that is not a Pre-Approved Sublicense or a Qualified Sublicense may request in writing within [**] days following the effective date of termination that UMB directly license those Patent Rights to the Sublicensee. Not later than [**] days following the request, UMB shall provide written notice to Company and the Sublicensee of its determination as to whether that direct license and Sublicensee are approved and the reasons for its determination. Any direct license that is approved by UMB pursuant to this Section shall be a “Post-Termination Approved Sublicense.”

(b) UMB shall not unreasonably withhold approval of that request, if: (i) the Sublicense complies with Section 3.3.2; (ii) as of the date of the written request the Sublicensee is an Eligible Sublicensee; (iii) the Sublicensee has sufficient financial capacity and resources to commercialize the Licensed Products within the scope of the Sublicense and to fulfill its financial obligations under the Sublicense; (iv) the Sublicensee agrees to make commercially reasonable payments (such as royalties, milestone payments or other fees) under the Sublicense in light of the then current commercial and regulatory circumstances for the Licensed Products; and (v) the Sublicensee is able to fulfill the diligence obligations required by this Agreement (as they may reasonably be adjusted in light of the then current commercial and regulatory circumstances for the Licensed Products).

(c) The Sublicensee under a Post-Termination Approved Sublicense shall comply with Section 3.3.6.

3.3.6 Confirmation of the Direct License; Insurance.

(a) With respect to a Pre-Approved Sublicense, Qualified Sublicense, or Post-Termination Approved Sublicense that is to survive, the Sublicensee shall promptly confirm in writing that:

(i) The Patent Rights are directly licensed to the Sublicensee by UMB with the same exclusivity, field of use, and territory as contained in the Sublicense;

(ii) UMB shall not have any obligations broader in scope than it has under this Agreement or any obligations of Company to the Sublicensee which are inconsistent with the Federal Patent Policy, other law, or a written USM or UMB policy;

(iii) The Sublicensee agrees to deliver to UMB all reports that would have been due to Company under its Sublicense after the date of termination of this Agreement, and to pay to UMB all payments accruing and due after the termination of this Agreement that would have been payable to Company under its Sublicense;

(iv) The Sublicensee agrees to achieve the diligence obligations required by the Sublicense;

(v) The Sublicensee agrees to be bound by terms substantially similar to those required by Section 3.3.2(b), Section 6.1, and Section 6.2, and to the reimbursement of Patent Expenses (which reimbursement will be on a pro rata basis, if more than one Sublicensee receives a direct license following termination of this Agreement); and

(vi) The Sublicensee agrees that any provision of its Sublicense which is inconsistent with this Agreement shall not be effective as to the relationship between UMB and the Sublicense.

(b) With respect to a Pre-Approved Sublicense, Qualified Sublicense, or Post-Termination Approved Sublicense that is to survive, the Sublicensee shall promptly deliver to UMB a certificate evidencing the insurance coverage required by this Agreement. The certificate shall evidence that UMB has been listed as an additional insured, and that the insurance was effective no later than the effective date of the termination.

3.3.7 Non-Survival of Other Sublicenses. In the event of termination of this Agreement, no Patent Rights sublicensed by Company shall become directly licensed from UMB other than as specifically set forth in this Section.

3.3.8 Third Party Beneficiaries. Each Sublicensee of a Pre-Approved Sublicense, a Qualified Sublicense, or a Post-Termination Approved Sublicense is an intended third party beneficiary of this Section, and the terms of this Section are enforceable by those Sublicensees against UMB.

3.4 No Implied Rights. This Agreement confers no license or rights by implication, estoppel, or otherwise in any technology, except as explicitly set forth in this Agreement.

3.5 Government Rights and Regulations.

3.5.1 To the extent that any Invention has been funded in whole or in part by the U.S. Government, the U.S. Government retains certain rights in the Invention under Federal law and applicable regulations, including without limitation 35 U.S.C. §200-212 (the “Federal Patent Policy”). This Agreement is subject in all respects to the Federal Patent Policy.

3.5.2 As a condition of the license granted hereby, Company acknowledges and agrees to comply with all aspects of the Federal Patent Policy applicable to the Patent Rights, including without limitation the obligation as set forth in the Federal Patent Policy that Licensed Products used or sold in the U.S. be manufactured substantially in the U.S (unless such obligation is waived in accordance with the Federal Patent Policy). Nothing contained in this Agreement shall obligate UMB to take any action that would conflict in any respect with its past, current or future obligations to the U.S. Government under the Federal Patent Policy.

3.5.3 Solely to the extent set forth in the Federal Patent Policy, the U.S. Government retains the right in certain circumstances to require UMB to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive license to use the Inventions in the applicant’s field of use on terms that are reasonable under the circumstances; or, if UMB fails to do so, to grant a license itself.

3.5.4 The use and disclosure of technical Confidential Information acquired pursuant to this Agreement and the exercise of Patent Rights granted by this Agreement are subject to the export, assets, and financial control regulations of the U.S., including without limitation restrictions under regulations of the U.S. that may be applicable to direct or indirect reexportation of technical Confidential Information or of equipment, products, or services directly produced by use of technical Confidential Information. Company is responsible for complying with these regulations.

3.6 Improvements.

3.6.1 UMB Improvements shall be owned by UMB. Joint Improvements shall be owned jointly by Company and UMB. Company Improvements shall be owned by Company.

3.6.2 UMB shall report promptly to Company in writing each UMB Improvement and/or Joint Improvement made by UMB during the Term which is disclosed to TEC-COM, and whether that UMB Improvement and/or Joint Improvement is subject to rights of a Third Party which sponsors research at UMB as a result of which the Improvement was discovered or invented. Company shall report promptly to UMB in writing each Joint Improvement made by Company during the Term. These reports shall be in sufficient detail to determine inventorship and to file and prosecute patent applications for Improvements. These reports shall be subject to Article 7 (Confidentiality).

3.6.3 Company and UMB shall discuss whether a patent application or applications pertaining to each UMB Improvement and/or Joint Improvement should be filed. If Company notifies UMB in writing that patent application(s) should be filed with respect to any UMB Improvement and/or Joint Improvement (each, an “Optioned Improvement”), then UMB shall be responsible for preparing and filing such patent applications in accordance with Sections 6.1 and 6.2 hereof and Company shall be responsible for the reasonable Patent Expenses incurred by UMB for such filings in accordance with Section 3.6.8. If Company notifies UMB in writing that it is not interested in having patent application(s) filed with respect to a particular UMB Improvement and/or Joint Improvement, or if Company fails to notify UMB of its interest within [**] days from the date on which the Improvement was disclosed by UMB, then Company shall not be responsible for Patent Expenses and shall have no further right to UMB’s rights to such UMB Improvement and/or Joint Improvement.

3.6.4 Subject to rights of a Third Party which sponsors the research at UMB as a result of which the Improvement was invented or discovered, Company is hereby granted a first option to receive an exclusive license to UMB’s rights in any Optioned Improvement within the Licensed Field (the “Option”) during the Option Term; provided, however, that this Agreement is then in effect, there are at that time no uncured defaults or breaches by Company of this Agreement or any other Agreement between Company and UMB, and Company pays Patent Expenses in accordance with Section 3.6.8.

3.6.5 Company may exercise the Option by giving written notice to UMB at any time within [**] days after Company receives notice from UMB under Section 3.6.2 concerning the particular Optioned Improvement (the “Option Term”). Upon written notice by Company during the Option Term, the Parties shall negotiate in good faith for a period of [**] days (or such longer period as the Parties may agree) (the “Negotiation Period”) an amendment to this Agreement adding such Optioned Improvement to the Patent Rights set forth on Schedule A. If an amendment is executed by the Parties, but only in that event, the Optioned Improvement (“Licensed Improvement”) shall be deemed to constitute part of the Patent Rights. The Optioned Improvement shall not be considered part of Patent Rights unless and until added by such amendment.

3.6.6 Any amendment shall provide that the Licensed Improvement shall be subject to the terms and conditions of this Agreement, including without limitation Article 5 (Consideration). However, (a) if USM bond counsel advises that U.S. tax law relating to tax-exempt bond issues which financed the construction or renovation of UMB resources used for research related to the Licensed Improvement (including without limitation the “Safe Harbor” provisions of Internal Revenue Procedure 97-14) would be applicable to the license of the Licensed Improvement, and (b) UMB or USM reasonably determines that the royalty rate set forth in this Agreement as applied to the Licensed Improvement would not satisfy the requirements of that tax law, then the Parties shall negotiate in good faith to set a commercially reasonable royalty rate that does satisfy those requirements. If the Parties are unable to agree upon a royalty rate for the Licensed Improvement during the Negotiation Period, the Parties shall submit the issue for dispute resolution pursuant to Section 14.3.

3.6.7 If the Negotiation Period ends and the Parties have not executed an amendment, Company shall have no rights with respect to the Optioned Improvement, shall have no obligation to pay Patent Expenses related to such Optioned Improvement, and UMB may license all or a portion of its interest in the Optioned Improvement to one or more Third Parties; provided, however that for a period of [**] after the expiration of the Negotiation Period, UMB may only offer the rights to Third Parties on terms and conditions that are not more favorable than the last offer made by UMB to Company, unless those more favorable terms and conditions have first been offered in writing to Company, and either (a) Company has declined in writing to accept the offer, or (b) Company has filed to respond to the offer within [**] days after receiving the offer.

3.6.8 In consideration for the Option, Company shall be responsible for payment of all Patent Expenses with respect to Optioned Improvements. If Company fails to pay timely any undisputed invoice for the Patent Expenses, the Option with respect to the relevant Optioned Improvement shall terminate and be of no further force or effect, effective as of the date of UMB’s written notice of termination. If Company notifies UMB of its intent not to exercise the Option with respect to any particular Optioned Improvement, or does not timely exercise the Option, Company shall have no obligation to pay Patent Expenses related to the Optioned Improvement which are incurred more than [**] days after UMB’s receipt of the notice or the date of expiration of the applicable Option, as the case may be. UMB shall use reasonable efforts to minimize the Patent Expenses incurred during the [**] day period.

3.6.9 For purposes of this Agreement, inventorship of any Improvement shall be determined only in accordance with U.S. patent law, notwithstanding that the patent laws of other countries where patent applications are filed may follow rules of inventorship that differ from U.S. patent law. For purposes of this Agreement, an invention shall be deemed to be “made” when it is conceived.

ARTICLE 4. DILIGENCE REQUIREMENTS

4.1 R&D Plan and Business Plan.

4.1.1 Company has delivered to UMB prior to execution of this Agreement: (a) a research and development plan (the “R&D Plan”) to be reasonably acceptable to UMB, showing the amount of money and time budgeted and planned for technical development of the Patent Rights, and (b) a business plan (the “Business Plan”) to be reasonably acceptable to UMB, showing the proposed commercialization scheme for Licensed Products.

4.1.2 Company shall provide [**] written reports for the first [**] after the Effective Date, and [**] written reports thereafter, to UMB on progress against the R&D Plan and the Business Plan (and any commercially reasonable updates thereto by Company), including general information on the progress of research and development activities related to the Licensed Products and marketing analyses and the occurrence or satisfaction of each of the due diligence milestones set forth on Schedule B. Such reports shall contain information sufficient for UMB to determine whether Company is making progress with respect to Licensed Products, but Company shall not be required to disclose detailed or sensitive data or trade secrets. The reports shall be due within [**] days following the expiration of each reporting period. Any information or reports provided under this Section shall be Company Confidential Information subject to Article 7 (Confidentiality).

4.2 Licensed Products to Market. Company shall use Commercially Reasonable Efforts to bring one or more Licensed Products to market as soon as practicable in accordance with the R&D Plan and the Business Plan. “Commercially Reasonable Efforts” means, with respect to the commercialization of a Licensed Product, efforts that are consistent with those utilized by companies of similar size and type for products with similar commercial potential at a similar stage, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative products, the nature and extent of their market exclusivity, the likelihood of regulatory approval, their profitability, and all other relevant factors.

4.3 Due Diligence Milestones. Company shall timely achieve the due diligence milestones set forth on Schedule B.

ARTICLE 5. CONSIDERATION

The Parties acknowledge and agree that each of the payment obligations set forth in this Article 5 have been established for the convenience of the Parties after due consideration was given to alternative payment structures. Such payment obligations have been deemed by the Parties to be the most appropriate and convenient means of valuing Company’s right to practice the Patent Rights under this Agreement and to receive the benefit of UMB entering into this Agreement. In consideration of the license hereunder:

5.1 License Fee. Within [**] days after the Effective Date, Company shall pay to UMB a non-refundable license fee of Twenty Thousand Dollars (U.S. $20,000.00). The license fee is not creditable against any other fee, royalty, or payment.

5.2 License Maintenance Fees. Company shall pay license maintenance fees to UMB of Ten Thousand Dollars (U.S. $10,000.00) per annum commencing on the first anniversary of the Effective Date, and continuing on each anniversary of the Effective Date during the Term, until the year in which the First Commercial Sale occurs. The license maintenance fees are not creditable against any other fee, royalty, or payment.

5.3 Milestone Payments. Company shall pay to UMB the following milestone payments:

On submission of each IND for a Licensed Product to the U.S. FDA:	U.S. $50,000.00	Within [**] days following submission

On approval of each NDA or BLA for a Licensed Product by the U.S. FDA:	U.S. $100,000.00	Within [**] days following receipt of approval

5.4 Minimum Annual Royalty. Company shall pay UMB guaranteed minimum annual royalties of Fifty Thousand Dollars (U.S. $50,000.00) per year, beginning with the calendar year following the year in which the First Commercial Sale occurs. The minimum annual royalty for the year of First Commercial Sale shall be pro-rated according to the date of First Commercial Sale. Company shall pay the minimum annual royalty, if any, due with respect to a calendar year by the next February 1 following that year. Minimum annual royalties shall be creditable against running royalties payable under Section 5.5.

5.5 Running Royalties on Sales of Licensed Products and Combination Products.

5.5.1 Licensed Products. Subject to the terms of this Section 5.5, Company shall pay to UMB a running royalty of [**] percent ([**]%) of Net Revenues on Sales of Licensed Products (other than Combination Products) by Company or Sublicensees.

5.5.2 Combination Products.

(a) Subject to the terms of this Section 5.5, Company shall pay to UMB a running royalty of [**] percent ([**]%) of Combination Product Net Revenues (as defined below) on Sales by Company or Sublicensees of Combination Products. “Combination Product Net Revenues” shall be determined as follows:

(1) by multiplying the Net Revenues of the Combination Product by the fraction A/(A+B), if on a country-by-country basis, the Covered Component(s) and Non-Covered Component(s) are sold separately in finished form in such country, where A is the average invoiced sales price of the Covered Component(s) sold separately in finished form in such country and B is the average invoiced sales price of the Non-Covered Component(s) sold separately in finished form in such country;

(2) by multiplying the Net Revenues of the Combination Product by the fraction C/(C+D), if on a country-by-country basis the Covered Component(s) are sold separately in finished form in such country, but the Non-Covered Component(s) are not sold separately in finished form in such country, where C is the average invoiced sales price of the Covered Component(s) in finished form in such country and D is the difference between the average invoiced sales price of the Combination Product and the average sales price of the Covered Component(s) in finished form in such country;

(3) by multiplying the Net Revenues of the Combination Product by the fraction 1 minus C/(C+D), if on a country-by-country basis the Non-Covered Component(s) are sold separately in finished form in such country but the Covered Component(s) are not sold separately in finished form in such country, where C is the average invoiced sales price of the Non-Covered Component(s) in finished form in such country and D is the difference between the average invoiced sales price of the Combination Product and the average invoiced sales price of the Non-Covered Component(s); or

(4) if on a country-by-country basis neither the Covered Component(s) nor the Non-Covered Components) are sold separately in finished form in a country, Combination Product Net Revenues shall be determined by the Parties in good faith based on the relative fully allocated costs of goods for each Covered Component and Non-Covered Component; provided, however, that if either Party can establish in good faith that using the relative fully allocated costs of goods would not produce a reasonable determination of Combination Product Net Revenues, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Article 14.

5.5.3 Duration. Royalties under Sections 5.5.1 and 5.5.2 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis commencing with the First Commercial Sale until the later of: (a) the expiration of the last to expire of the Claims of the Patent Rights covering the manufacture, use or sale of a Licensed Product in such country (the “Claim Expiration Date”), or (b) ten (10) years after the First Commercial Sale of a Licensed Product in such country. However, if the Claim Expiration Date is earlier than the tenth (10th) anniversary of the First Commercial Sale in such country then, for the period commencing upon the Claim Expiration Date and ending ten (10) years after the First Commercial Sale in such country, the royalty rate set forth in Section 5.5.1 and 5.5.2 shall be reduced by [**] percent ([**]%) (i.e., to [**] percent ([**]%)).

5.5.4 Royalty Reduction. UMB and Company shall negotiate in good faith an appropriate reduction in the royalty rate if Company proves that it suffered a loss of Sales due to competition from a product whose manufacture, use or sale is covered by a UMB-owned patent which was invented by one or more of the Inventors, and is sold by a Third Party under a license from UMB.

5.5.5 Sales to Company Affiliates or Sublicensees. Company shall not be required to pay royalties on Sales of Licensed Products to a Company Affiliate or Sublicensee, and these Sales shall not be included in Net Revenues on which royalties are calculated. However, if the Company Affiliate or Sublicensee is an end user of a Licensed Product, these Sales shall be included in Net Revenues of the Licensed Product for the purpose of calculating royalties, at the average selling price charged by Company to Third Parties for the Licensed Product during that same period and in the relevant country.

5.5.6 Royalty Stacking. If Company or a Sublicensee is reasonably required to license one or more technologies of one or more Third Parties in order to make, have made, use, offer to Sell, Sell or import Licensed Products, and is required to pay a royalty therefor, then up to [**] percent ([**]%) of the royalty may be deducted from running royalties payable to UMB; provided, however, that the running royalties payable to UMB shall not be reduced by more than [**] percent ([**]%). Company shall not permit any Sublicensee to deduct from Sublicense Income due to Company more than [**] percent ([**]%) of royalties due as a result of any licenses from one or more Third Parties to that Sublicensee.

5.6 Sublicense Income.

5.6.1 Company shall pay to UMB a percentage of all Sublicense Income that is received from each Sublicensee, according to when the Sublicense is executed, as follows:

Prior to the 1st anniversary of the Effective Date: [**]%

On or after the 1st anniversary but prior to the 2nd anniversary of the Effective Date: [**]%

On or after the 2nd anniversary but prior to the 3rd anniversary of the Effective Date: [**]%

On or after the 3rd anniversary but prior to the 4th anniversary of the Effective Date: [**]%

On or after the 4th anniversary of the Effective Date: 10%

5.6.2 Any share of a milestone payment from a Sublicensee which is paid to UMB pursuant to this Section may be credited toward the milestone payments due under Section 5.3.

5.6.3 Company shall pay UMB the required share of any Sublicense Income paid in cash within [**] days of the end of each calendar quarter.

5.6.4 For any non-cash Sublicense Income paid in securities that are publicly traded or otherwise have a value that can be agreed by the Parties at that time, the Parties shall agree on an acceptable method to have UMB’s share paid within [**] days of Company receiving the securities, by Company either (a) transferring and delivering to UMB the required percentage of the securities, or (b) paying in cash the Fair Market Value of such securities.

Notwithstanding the foregoing, if Company is unable to transfer, deliver, or liquidate the securities within the period without violating an applicable law, regulation, other legal requirement, or any agreement or other arrangement with any other Person (including the Sublicensee), then Company shall compensate UMB in accordance with the foregoing within [**] days after it is first able to transfer and deliver the securities without such a violation. UMB shall execute and deliver, prior to any transfer of securities, all commercially reasonable stockholder agreements and other documents applicable to the securities to be transferred to UMB.

5.6.5 As to any other form of Sublicense Income that cannot be valued as contemplated by this Section 5.6, the Parties shall negotiate in good faith to arrive at a mutually agreeable solution under which UMB shall receive its required share.

5.7 Payments For Net Revenues in Foreign Countries.

5.7.1 Royalties are payable from the country in which they are earned and are subject to foreign exchange regulations then prevailing in the country. Royalty payments must be paid to UMB in U.S. Dollars by check(s) drawn to the order of UMB or by electronic funds transfers to an account designated by UMB. To the extent Sales are made in a foreign country, those royalties shall be determined first in the currency of the country in which the royalties are earned, and then converted to their equivalent in U.S. Dollars. The buying rates of exchange for converting the currencies involved into the currency of the U.S. quoted by the Morgan Guaranty Trust Company of New York, New York (or any successor), averaged on the last business day of each of six (6) consecutive calendar months constituting the period in which the royalties were earned, shall be used to determine any conversion. Company shall bear any loss of exchange or value or pay any expenses incurred in the transfer or conversion to U.S. dollars.

5.7.2 If any applicable law or regulation (including without limitation currency exchange regulations) prevents or limits royalty payments with respect to Net Revenues in any country, Company shall render to UMB annual reports of Sales of Licensed Products in that country. All monies due and owing UMB as provided in the annual reports shall, at UMB’s option: (a) be deposited promptly in a local bank in that country in an account to be designated by UMB in writing; or (b) be paid promptly to UMB or deposited in its account, as directed in writing by UMB in any other country where the payment or deposit is lawful.

ARTICLE 6. PATENT PROSECUTION AND PUBLICATIONS

6.1 Patent Prosecution.

6.1.1 UMB is solely responsible for preparing, filing, prosecuting (including without limitation defense of the applications in an interference proceeding), and maintaining the Patent Rights.

6.1.2 UMB shall prepare and file patent applications for the Patent Rights in the U.S., and in other countries as set forth in Section 6.2.

6.1.3 UMB is solely responsible for selection of patent counsel and for matters regarding the scope and content of U.S. and foreign patent applications and other filings. UMB shall not seek to substantially narrow the scope of or irrevocably abandon a pending application or an issued patent without obtaining Company’s written consent.

6.1.4 Each Party shall consult with the other Party as to the filing, prosecution and maintenance of the Patent Rights reasonably prior to any deadline or action with the U.S. Patent and Trademark Office or any foreign patent office, and shall furnish the other Party with copies of all relevant documents reasonably in advance of the consultation. Each Party will wherever commercially and legally reasonable incorporate any comments requested by the other Party, and will provide reasonable justification if it determines not to incorporate such comments. Each Party shall cooperate with the other Party in connection with the prosecution, filing, and maintenance of any Patent Rights. Each Party shall advise the other Party reasonably promptly as to material developments with respect to the Patent Rights.

6.1.5 Neither Party shall be liable for any loss, as a whole or in part, of a patent or patent term extension granted by the U.S. Patent and Trademark Office (or any foreign patent office) on a patent included in the Patent Rights, including without limitation if the loss results from acts or omissions of outside patent counsel retained by a Party.

6.1.6 At UMB’s or Company’s option, Company shall be responsible for defense of any issued patent regarding the Patent Rights in an interference proceeding, at Company’s sole expense.

6.2 Foreign Patent Prosecution.

6.2.1 UMB shall prepare and file patent applications for Patent Rights in Japan, Australia, Canada, the European States, and in those additional countries which are specified by Company in accordance with this Section. No later than [**] days before the applicable national phase filing deadline Company shall specify in writing to UMB the additional foreign countries in which patent applications for Patent Rights are to be filed and prosecuted.

6.2.2 UMB may elect to file and prosecute patent applications, at its own expense, in any foreign country not specified under Section 6.2.1, or as to which Company has declined or failed to pay Patent Expenses. If UMB so elects, as to any such country Company shall have: no right to give input into patenting strategy or decisions; no license rights with respect to Patent Rights; and no Option rights with respect to Improvements.

6.2.3 Upon at least [**] days prior written notice to UMB, Company may elect to discontinue payment of Patent Expenses in any country, provided however that Company shall consult with UMB regarding the election to discontinue payment of Patent Expenses with respect to any particular Patent Right in the U.S., Japan, Australia, Canada, U.K., France, Germany and Spain but in no event shall Company, without the consent of UMB, elect to discontinue payment of Patent Expenses with respect to all Patent Rights in the U.S., Japan, Australia, Canada, U.K., France, Germany or Spain. Company shall be responsible for reasonable Patent Expenses incurred during the [**] day period with respect to the country or countries where Company is discontinuing payments. At the end of the [**] day period, Company’s rights in Patent Rights shall terminate with respect to the country or countries, and Company shall execute documents as reasonably may be requested by UMB to confirm termination of Company’s rights.

6.3 Patent Expenses. Company shall be solely responsible for all Patent Expenses incurred before the Effective Date (to the extent not reimbursed to UMB by a Third Party) and during the Term. Company shall pay each undisputed invoice for Patent Expenses in full within [**] days after the date of invoice. Company’s failure to pay any undisputed invoice on time shall result in a loss of input into patenting decisions until the failure is cured, together with accrued interest and late fees, if any.

6.4 Publication. UMB (through TEC-COM) shall request UMB Personnel not to publish or otherwise publicly disclose the results of research relating to the Patent Rights within the Licensed Field, unless any materials containing those results are first submitted to TEC-COM for review, comment, and consideration of appropriate patent action. UMB shall request that UMB Personnel submit any materials to TEC-COM for review at least [**] days prior to the date of the planned submission for written publication or planned public disclosure. UMB shall forward such material to Company. Company shall advise TEC-COM within [**] days after receipt of the materials whether patent applications should be filed in connection with obtaining or maintaining Patent Rights related to the materials. TEC-COM shall request UMB Personnel to delay written publication or public disclosure up to a maximum of [**] days after the date Company receives the materials to enable TEC-COM to file, at Company’s expense, any patent applications recommended by Company.

ARTICLE 7. CONFIDENTIALITY.

7.1 General Restrictions on Use and Disclosure.

7.1.1 Each Party may disclose to the other certain Confidential Information. Confidential Information may be used or disclosed by the Receiving Party only in accordance with the provisions of this Article. The Receiving Party shall use that level of care to prevent the use or disclosure of the Disclosing Party’s Confidential Information as it exercises in protecting its own Confidential Information.

7.1.2 Each Party may disclose or use Confidential Information if: (a) with respect to Company as the Receiving Party, the disclosure or use is reasonably necessary to exercise the license granted hereunder; or (b) with respect to UMB as the Receiving Party, the use is reasonably necessary to determine compliance with the terms of this Agreement, or (c) the disclosure or use is reasonably necessary to fulfill or comply with requirements of governmental authorities having jurisdiction, including without limitation the Securities and Exchange Commission, National Institutes of Health, FDA and U.S. Patent and Trademark Office.

7.1.3 The Receiving Party shall not disclose or use the Confidential Information for a period of [**] years after receipt, other than as expressly set forth in this Agreement.

7.1.4 Any Confidential Information that would identify human research subjects or patients shall be maintained confidentially in accordance with applicable law.

7.1.5 Any permitted disclosure or use of Confidential Information shall be made only to those individuals who have a need to know and who are subject to written confidentiality restrictions consistent with those set forth in this Article.

7.2 Exceptions. These obligations of non-disclosure and nonuse do not apply to the extent to which the Receiving Party can demonstrate by reliable written evidence that:

7.2.1 The Confidential Information was or becomes generally available to the public (other than through a breach of this Agreement, a confidential disclosure agreement, any other agreement, or applicable law, and not due to any unauthorized act by the Receiving Party);

7.2.2 The Confidential Information was already in the possession of the Receiving Party at the time of the disclosure (other than pursuant to a confidential disclosure agreement between the Parties and not due to any unauthorized act by the Receiving Party); and

7.2.3 The Confidential Information was developed by the Receiving Party independent of and with no reliance upon the Disclosing Party’s Confidential Information.

In addition, the Receiving Party may disclose Confidential Information to the extent necessary to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure, to the extent reasonably possible, and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.

7.3 Markings and Legends. All Confidential Information shall be clearly marked as confidential by the Disclosing Party. If the Confidential Information is not in written or tangible form when disclosed, it shall be indicated as confidential upon disclosure and then summarized in writing and so marked as confidential within [**] days after disclosure to the Receiving Party.

7.4 UMB Standards and Practices. UMB is an educational institution with standards and practices for protection of Confidential Information which differ from Company’s standards and practices. UMB shall only be required to use reasonable efforts to protect the confidentiality of Company Confidential Information in a manner consistent with the standards and practices used by UMB to protect its own Confidential Information. Provided that those efforts are made, Company agrees not to seek to hold UMB or UMB Personnel liable in the event of disclosure or use of Company Confidential Information.

7.5 Maryland Access to Public Records Law. The records of UMB are subject to the Maryland Access to Public Records Law(Title 10, Subtitle 6, Part III, State Government Article, Annotated Code of Maryland) (the “Act”). This Agreement and its Schedules and Exhibits (whether or not made part of this Agreement) and reports to UMB pursuant to Article 8 are public records of UMB. Company takes the position that any Company Confidential Information provided to UMB under this Agreement is confidential financial, commercial, or trade secret information, not subject to disclosure as provided in Section 10-617(d) of the Act. Unless UMB determines on the advice of counsel that Company’s position is not reasonable,

UMB agrees to assert that position in response to any request for public records applicable to Company Confidential Information, and to promptly notify Company upon receipt of a request so that the Company may seek to preserve the confidentiality of Confidential Information.

ARTICLE 8. REPORTS, PAYMENTS, AND ACCOUNTING

8.1 Audits. During the term of this Agreement and for [**] years after its expiration or termination, Company shall keep (and shall require each Sublicensee to keep) complete, true, and accurate records containing all the particulars that may be necessary to determine royalties, fees, Patent Expenses, or other amounts payable to UMB. The records shall be subject to inspection at any time during regular business hours upon reasonable notice (but not more than [**]) by an independent auditor appointed by UMB for this purpose and reasonably acceptable to Company. The auditor shall report to UMB only the amount of royalties, fees, Patent Expenses, or other amounts payable under this Agreement. This audit shall be at UMB’s expense; provided, however, if the audit shows an underpayment of [**] percent ([**]%) or more for any period, the audit expense shall be borne by Company.

8.2 Reports. Within [**] days after the close of each calendar quarter, Company shall deliver to UMB a true and accurate report, giving particulars of the business conducted by Company and Sublicensees, if any, in the preceding period that are pertinent to any accounting for royalties, fees, Patent Expenses, or other payments payable under this Agreement. These reports shall be certified as correct by an authorized officer of Company and shall include at least the following for the period:

8.2.1 Number of Licensed Products (including Combination Products) sold by Company and Sublicensees;

8.2.2 Net Revenues (including the deductions as provided in the definition of Net Revenues) for Licensed Products (including Combination Products) received by Company and Sublicensees and the aggregate Sublicense Income received by Company; and

8.2.3 Data used to calculate Combination Product Net Revenues for Sales of Combination Products.

8.2.4 Names and addresses of all Company Affiliates practicing the Patent Rights, and names and addresses of all Sublicensees.

8.3 Payment with Report. With each report submitted in accordance with Section 8.2, Company must pay to UMB the royalties, fees, or other payments due and payable under this Agreement for the period covered by the report. If no royalties, fees or other payments are due, Company shall so report.

8.4 Due Diligence Milestones. Company shall report in writing to UMB no later than [**] days following the occurrence or satisfaction of each of the due diligence milestones set forth on Schedule B. Company shall make milestone payments due upon achievement of the items set forth in Section 5.3.

8.5 Interest on Late Payments. Interest is due on any payment to UMB required under this Agreement that is more than [**] days late, and on any underpayment of royalties or other amounts payable under this Agreement. The interest rate is [**]% simple interest per month accruing from the due date.

8.6 Taxation. UMB is a unit of the government of the State of Maryland, and therefore is exempt from taxation. Company shall assert to all applicable governmental authorities that UMB is exempt from tax by virtue of its governmental status. If Company nevertheless is required to withhold tax on royalties or other payments due to UMB under this Agreement, it shall pay promptly any tax to the appropriate governmental authority. In that event, it shall furnish UMB with proof of payment of the tax together with official or other appropriate evidence issued by the competent governmental authority sufficient to enable UMB to support a claim for tax exemption, credit, or refund with respect to any sum so withheld. Company shall cooperate with UMB if UMB elects to seek, at its own expense, administrative or judicial determination of tax exemption, credit, or refund.

ARTICLE 9. INFRINGEMENT

9.1 Notification. Each Party shall promptly notify the other if it has knowledge of or reasonable grounds to suspect any infringement of any Claim of the Patent Rights, or of any misuse, misappropriation, theft, or breach of confidence related to the Patent Rights (collectively, an “Infringement”).

9.2 Company’s Right to Sue Infringers; Defense of Third Party Claims.

9.2.1 Company shall have the first right, but not the obligation, to bring suit for any Infringement in its own name, at its own expense, and on its own behalf. If required by law, UMB shall permit any action under this Section to be brought in its name including being named as a party-plaintiff; provided, however:

(a) It is necessary in the reasonable opinion of Company’s counsel and the Office of the Attorney General of Maryland to achieve standing or otherwise avoid dismissal of the suit;

(b) UMB is not the first named party in the action (to the extent this can be controlled by the Company and, in the reasonable opinion of Company’s counsel, will not affect the ability to bring suit); and

(c) The pleadings and any public statements about the action state that Company is pursuing the action and that Company has the right to join UMB as a party (only to the extent, in the reasonable opinion of Company’s counsel, such statements in the pleadings or in public will not affect the ability to bring suit).

9.2.2 If a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against Company or raised by way of counterclaim or affirmative defense in an infringement suit brought by Company under Section 9.2.1. Company shall have the first right, but not the obligation, to defend the suit in its own name, at its own expense, and on its own behalf.

9.3 Litigation Expenses; Recoveries.

9.3.1 In any action under Section 9.2 Company shall be responsible for all litigation expenses, including without limitation costs, fees, expert witness fees, attorney fees, and disbursements. Up to [**]%) of the expenses may be credited against the running royalties payable on Sales in the country in which the suit is filed. Any amount which exceeds the amount of running royalties payable on Sales in that country in any year may be carried over as a credit on the same basis in succeeding years.

9.3.2 Any recovery by Company of compensatory or actual damages (including without limitation damages awarded to compensate for lost profits or lost sales due to infringing sales, price erosion due to infringing sales, diminution of value of Licensed Products, or lost sales of unpatented related products) shall be treated as Net Revenues, and Company shall pay royalties thereon to UMB.

9.3.3 Any recovery by Company of punitive, special, incidental, consequential, indirect, or other non-compensatory damages (including without limitation treble damages for willful infringement under Section 284 of the Patent Act, or attorney’s fees under Section 285 thereof), first shall be applied to reimburse UMB for credits against running royalties under Section 9.3.1, and then to reimburse Company for its unreimbursed litigation expenses. Any remaining amount from this recovery shall be shared equally by Company and UMB.

9.4 UMB’s Rights to Sue or Intervene.

9.4.1 If Company fails to bring suit under Section 9.2.1 by any required filing deadline (but not later than [**] months after receiving notice or otherwise having knowledge of Infringement), UMB shall have the right, but not the obligation, to initiate a suit. If Company fails to timely notify UMB of its intent to respond in opposition to a legal action under Section 9.2.2 within [**] days after Company’s receipt of notice of the filing of the action, or if Company notifies UMB that it does not intend to oppose the action, UMB shall have the right, but not the obligation, to respond to the action at its own expense. In addition, UMB shall have a continuing right to intervene in any action described in Section 9.2.1 or 9.2.2.

9.4.2 Notwithstanding anything herein to the contrary, if UMB files suit, responds to a legal action, or otherwise intervenes pursuant to Section 9.4, UMB shall be responsible for its own litigation expenses and shall be entitled to all recoveries which it obtains for itself in connection therewith.

9.5 Conduct of Suit.

9.5.1 Company shall diligently pursue any suit or action under Section 9.2.1 or 9.2.2. Company shall keep UMB reasonably apprised of all developments in the suit. Company shall not prosecute, defend, settle, or otherwise compromise any suit in a manner that materially adversely affects the scope, validity, or enforceability of the Patent Rights without UMB’s prior written consent, which consent shall not be unreasonably withheld or delayed.

9.5.2 If the Parties so agree, they may institute suit jointly. In that event, they will prosecute the suit in both their names; bear the out-of-pocket litigation expenses equally; share any recovery or settlement equally; and negotiate in good faith regarding how they will exercise control over the action.

9.5.3 Each Party shall cooperate fully with the other Party in connection with any action under this Article. Each Party shall provide prompt access to all necessary documents and shall render reasonable assistance in response to requests by the other Party.

9.5.4 Any Party which commences a suit and then wants to abandon it, shall give timely notice to the other Party. The other Party may continue prosecution of the suit, in which event the Parties shall negotiate in good faith regarding the sharing of expenses and any recovery in the suit.

9.5.5 UMB shall not be liable for any losses incurred as a result of an action for infringement brought against Company as a result of Company’s actions or omissions, including without limitation its exercise of any right granted under this Agreement.

ARTICLE 10. TERM AND TERMINATION

10.1 Term and Expiration. This Agreement shall commence as of the Effective Date. Unless sooner terminated in accordance with this Article, this Agreement shall expire on a country-by-country basis as of the later of: (a) the date of expiration of the last to expire of the Claims of the Patent Rights in such country, or (b) ten (10) years after the First Commercial Sale of a Licensed Product in that country (the “Term”).

10.2 Termination by UMB.

10.2.1 Failure To Pay. In the event of a default or failure by Company to pay UMB any sum due and payable under this Agreement, UMB may terminate this Agreement and the license(s) granted under this Agreement, if the default or failure is not cured within [**] days of receiving written notice thereof from UMB.

10.2.2 Diligence Default. In the event of any default or material breach of Section 4.3 (Due Diligence Milestones), UMB may terminate this Agreement and the licenses granted under this Agreement if the default or breach is not cured within [**] days of receiving written notice thereof from UMB. The withholding by a regulatory agency of marketing or other approval in spite of Company’s Commercially Reasonable Efforts to obtain the approval shall not constitute a default or material breach of Section 4.3 (Due Diligence Milestones).

10.2.3 Other Default or Material Breach. In the event of any default or material breach of this Agreement by Company (other than under another subsection of this Section 10.2), UMB may terminate this Agreement and the license(s) granted under this Agreement, if the default or breach is not cured within [**] days of written notice thereof; provided, however, that if any default or breach cannot be cured by the exercise of due diligence within [**] days, then the time for cure shall be extended for the time reasonably necessary to effect the cure (the extension not to exceed [**] days), provided that Company promptly commences to cure within said period and at all times thereafter proceeds diligently to cure the default or breach.

10.2.4 Bankruptcy. UMB may terminate this Agreement and the license granted hereunder if Company: (a) makes a general assignment for the benefit of creditors; (b) commences a case under or otherwise seeks to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law, statute, or proceeding; (c) by any act indicates its consent to, approval of, or acquiescence in any proceeding or the appointment of a receiver of or trustee for it or a substantial part of its property, or suffers any receivership, trusteeship, or proceeding to continue undismissed for a period of thirty (30) days; or (d) becomes a debtor in any case under any chapter of the U.S. Bankruptcy Code.

10.3 Termination by Company. If Company determines at any time that a license under the Patent Rights in any particular country shall no longer be advantageous to Company’s commercial success, then Company may terminate this Agreement as to that country. In that event, Company shall provide UMB with thirty (30) days advance written notice of termination, and shall pay to UMB all payments due through the effective date of the termination with respect to that country, including without limitation royalties, fees, and Patent Expenses.

10.4 Survival. Expiration or termination of this Agreement does not relieve either Party of any obligation which arises before expiration or termination. Articles 5, 7, 8, 10, 13, and 14 shall survive expiration or termination, and shall expire in accordance with their terms, if any. Other Sections of this Agreement shall survive and be effective after expiration or termination where that intent is clear from the content of those Sections.

10.5 Effect of Termination. Upon expiration or termination of this Agreement in whole or in part for any reason:

10.5.1 On or before the effective date of expiration or termination, Company shall pay to UMB all amounts due hereunder, including without limitation royalties, fees, and Patent Expenses;

10.5.2 Company shall be obligated to pay Patent Expenses incurred during a [**] day period following the effective date of termination or expiration, provided that UMB shall use reasonable efforts to minimize the Patent Expenses incurred during that period;

10.5.3 Company shall return all UMB Confidential Information to UMB, together with all copies and other forms of reproduction, except that a single archive copy may be kept in Company’s legal files subject to the terms of this Agreement;

10.5.4 UMB shall return all Company Confidential Information in the actual possession of TEC-COM to Company, together with all copies and other forms of reproduction, except that a single archive copy may be kept in UMB’s legal files subject to the terms of this Agreement;

10.5.5 Each Party shall execute and deliver any agreements, instruments, and documents as are reasonably necessary or appropriate to carry out the terms and conditions of this Section; and

10.5.6 UMB agrees that any Patent Rights sublicensed by Company to a Sublicensee shall become directly licensed from UMB to the Sublicensee in accordance with Section 3.4.

ARTICLE 11. MISCELLANEOUS AGREEMENTS

11.1 Non-Solicitation of UMB Personnel.

11.1.1 Company shall not knowingly employ or compensate, directly or indirectly, any Person working on matters related to the Patent Rights (including but not limited to UMB Personnel) or involved in negotiating this Agreement on behalf of UMB, while the Person is employed by UMB or for [**] years thereafter, unless UMB provides Company with prior written consent of the UMB President to the employment or compensation by Company. “Compensation” includes but is not limited to: stock option or stock purchase agreements, consulting agreements, any other form of agreement, and cash payments. “Employment” includes both uncompensated and compensated service to Company. The Maryland Public Ethics Law (Title 15, State Government Article, Annotated Code of Maryland) may apply to a decision by the UMB President in regard to the matter.

11.1.2 This Section 11.1 is not intended to prevent or allow an Inventor to own stock of Company received by Inventor as a distribution of licensing revenues under the USM IP Policy. As a Company shareholder, an Inventor may receive dividends and enjoy other benefits of stock ownership, subject to any terms and conditions UMB may require in order to satisfy conflict of interest concerns or the Maryland Public Ethics Law. This provision is not intended to prevent Company from placing any reasonable restrictions upon Inventor’s stock that may be necessary to satisfy federal or state laws or regulations applicable to Company or to development or commercialization of Licensed Products.

11.2 Clinical Trials. If Company conducts clinical trials of a Licensed Product, it shall reasonably consider using UMB, the University of Maryland Medical System Corporation, or other UMB Related Organizations as a site for clinical trials, subject to agreement on terms and conditions, including compensation, to be negotiated in good faith. Policies of UMB and/or the University System of Maryland may prevent or limit participation of UMB Personnel in the clinical trials.

11.3 Use of Names. Neither Party shall use the name of the other or any of its Personnel, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from the other Party. Either Party may publicize the fact that the Parties have entered into this Agreement.

11.4 Patent Marking. Company shall cause “Patent Pending,” the Patent Rights patent number, or other patent markings to appear on all Licensed Products, their labels or their packaging to the extent required by and in accordance with the law in each country where Licensed Products are sold or offered for sale.

11.5 Inspection. Company shall allow UMB to inspect, at any time during regular business hours and upon reasonable notice, all Company correspondence to and from the FDA and any other applicable U.S. regulatory agency, and any foreign equivalent related to Licensed Products.

ARTICLE 12. REPRESENTATIONS AND WARRANTIES

12.1 By UMB. UMB hereby represents that to the actual knowledge of TEC-COM, as of the Effective Date:

12.1.1 As confirmed by assignments from UMB Personnel who are known by TEC-COM to be inventors of the Inventions, UMB has full right, title, and interest in and to the Patent Rights, subject to any rights of the U.S. under grants to UMB and Federal Patent Policy;

12.1.2 The Patent Rights are not the subject matter of any currently pending litigation involving UMB, and TEC-COM has no actual knowledge of any related litigation contemplated either by UMB or any Third Party;

12.1.3 No Person disputes ownership of Patent Rights as described in this Agreement;

12.1.4 The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly approved; this Agreement has been properly executed by authorized officers of UMB; and this Agreement is the valid and binding obligation of UMB and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, and similar laws affecting the rights of creditors generally, general principles of equity, and Maryland law with regard to actions in contract against the State of Maryland;

12.1.5 The execution, delivery and performance of this Agreement do not violate any agreement to which UMB is a party, or any order, judgment, or decree applicable to UMB; and

12.1.6 No consent, approval, or authorization of, or designation, declaration, or filing with any governmental authority or other Person, is required on the part of UMB in connection with the execution, delivery, or performance of this Agreement.

12.2 Disclaimer of Warranties by UMB.

12.2.1 UMB EXPRESSLY DISCLAIMS ALL IMPLIED OR EXPRESS WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR PATENT VALIDITY, WITH RESPECT TO PATENT RIGHTS, UMB

CONFIDENTIAL INFORMATION, OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

12.2.2 UMB DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS OR THE RELIABILITY OR ACCURACY OF UMB CONFIDENTIAL INFORMATION AND MAKES NO REPRESENTATIONS WHATSOEVER WITH REGARD TO THE SCOPE OF THE PATENT RIGHTS, OR THAT PATENT RIGHTS MAY BE EXPLOITED BY COMPANY OR ITS SUBLICENSEES WITHOUT INFRINGING OTHER PATENTS.

12.3 By Company. Company hereby represents and warrants to UMB as of the Effective Date that:

12.3.1 Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Company has all requisite corporate power and authority to own, operate, and lease its properties, to carry on its business as now being conducted and as contemplated by this Agreement, to enter into this Agreement, and to carry out the transactions contemplated hereby;

12.3.2 Company’s directors have duly approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby; this Agreement has been properly executed by the duly-authorized officers of Company; and this Agreement is the valid and binding obligation of Company and is enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, reorganization, insolvency, and similar laws affecting the rights of creditors generally, and general principles of equity;

12.3.3 The execution, delivery and performance of this Agreement do not violate the terms of Company’s organizational documents, any agreement to which Company is a party, or any order, judgment, or decree applicable to Company;

12.3.4 No consent, approval, or authorization of or designation, declaration, or filing with any governmental authority or other Person is required on the part of Company in connection with the execution, delivery or performance of this Agreement, except as specifically set forth herein;

12.3.5 Company is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, or, to Company’s knowledge, any rule or regulation which materially and adversely affects the operations, prospects, properties, assets, or condition (financial or otherwise) of Company;

12.3.6 No suit, action, litigation, administrative proceeding, arbitration proceeding, governmental proceeding, investigation, inquiry, or other proceeding is pending or, to the best of Company’s knowledge, threatened against Company which would materially and adversely affect the operations, prospects, properties, assets, or condition (financial or otherwise) of Company;

12.3.7 To the best of Company’s knowledge, Company has fully complied with all federal, state, and local laws, rules, regulations, and administrative directives which apply to or materially affect the conduct and operation of its business; and

12.3.8 Company qualifies as a small entity that meets the size standards set forth in 37 C.F.R. §1.27 to be eligible for reduced patent fees, and Company shall promptly provide written notice to UMB if it has knowledge that Company no longer qualifies as a small entity.

ARTICLE 13. CLAIMS, INDEMNIFICATION, AND INSURANCE

13.1 Maryland Tort Claims Act. UMB and UMB Personnel acting within the scope of their employment are subject to the Maryland Tort Claims Act (Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland) which permits claims in tort against the State of Maryland under certain circumstances and subject to limits provided by law.

13.2 Sovereign Immunity. Nothing in this Agreement shall be interpreted as: (a) a denial to either Party of any remedy or defense available to it under the laws of the State of Maryland or Federal law; (b) the consent of the State of Maryland or its agencies and agents to be sued; or (c) a waiver of sovereign immunity or any other governmental immunity of the State of Maryland and UMB beyond the extent of any waiver provided by law.

13.3 Company’s Insurance.

13.3.1 Company shall maintain during the Term comprehensive liability insurance coverage in the following minimum amounts per policy period:

(a) Comprehensive general liability (including product liability): $[**] per claim and $[**] aggregate;

(b) Property damage: $[**] per claim; $ [**] aggregate.

13.3.2 Company warrants that its liability insurance covers contractually assumed liabilities referred to in Section 13.4, and agrees to maintain the coverage throughout the Term. A certificate evidencing the required insurance coverage shall be delivered to UMB: (a) on or before execution of this Agreement; (b) each time there is a material change in Company’s insurance coverage; and (c) each time Company’s insurance coverage is renewed. Company agrees to require its insurance carrier(s) to notify UMB within [**] days prior to cancellation of Company’s insurance coverage. If Company’s liability insurance is written on a claims-made basis (rather than on an occurrence basis), Company shall purchase extending reported coverage or otherwise provide insurance satisfying its obligations hereunder for a period of not less than [**] years following termination or expiration of this Agreement.

13.4 Indemnification by Company.

13.4.1 Company agrees to defend, indemnify, and hold harmless the State of Maryland, University System of Maryland, UMB, UMB Related Organizations, their Personnel and regents, students, and trainees (each individually a “Licensor Party” and all, collectively

“Licensor Parties”) against any and all claims, costs or liabilities, including attorney’s fees, expert witness fees, and court costs at trial and appellate levels, for any loss, damage, personal injury, or loss of life:

(a) Caused by the action or omission under this Agreement of Company, Sublicensees, or their Personnel or any Third Party acting on behalf of or under authorization from Company or a Sublicensee;

(b) Arising out of use of the Patent Rights by Company, Sublicensees, or their Personnel or by any Third Party acting on behalf of or under authorization from Company or a Sublicensee; or

(c) Arising out of use by a Licensor Party of products, processes, or protocols developed by Company, Sublicensees, or their Personnel, or by any Third Party acting on behalf of or under authorization from Company or a Sublicensee using Patent Rights, provided the use was consistent with any protocols or supervision provided directly to a Licensor Party by Company or a Sublicensee.

13.4.2 The agreement to defend, indemnify and hold harmless a Licensor Party is conditioned upon: (a) a Licensor Party promptly notifying Company in writing after Licensor Party receives notice of any claim; and (b) the Licensor Party cooperating with Company in the defense of the claim.

13.4.3 The agreement to defend, indemnify and hold harmless a Licensor Party shall not apply to the extent that any claim, cost, or liability was proximately caused by the negligent act or willful misconduct of the Licensor Party.

ARTICLE 14. DISPUTE RESOLUTION

14.1 Negotiation. If a dispute between the Parties related to this Agreement arises, either Party, by notice to the other Party, may have the dispute referred to the Parties’ respective officers designated below, or their successors, for attempted resolution by good faith negotiations within [**] days after the notice is received. The designated officers are as follows:

For Company:             President and CEO

For UMB:                   Vice President, Research and Development

14.2 Mediation. In the event the designated officers are not able to resolve the dispute within this [**] day period, or any agreed extension, they shall confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable Third Party or a national mediation organization. If the Parties agree to attempt to resolve the matter through mediation, they shall participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator shall be shared equally by the Parties.

14.3 Disputes Regarding Valuation. Any dispute regarding valuation under this Agreement (including without limitation Sections 3.6.3 or 5.6) which is not timely resolved through the dispute resolution procedures of this Article 14 shall be submitted to a national independent certified public accounting firm or other independent expert in valuation, to be appointed by mutually agreement of UMB and Company. The costs and expenses of the valuation consultant shall be shared equally by UMB and Company.

14.4 Statute of Limitations: Admissibility of Evidence. Any applicable statute of limitations shall be tolled during the pendency of a dispute resolution procedure initiated under this Agreement. Evidence of anything said or any admission made in the course of any dispute resolution procedure shall not be admissible in evidence in any civil action between the parties. In addition, no document prepared for the purpose of, or in the course of, or pursuant to, the dispute resolution procedure, or copy thereof, shall be admissible in evidence in any civil action between the parties. However, the admissibility of evidence shall not be limited if all parties who participated in the dispute resolution procedure consent to disclosure of the evidence.

ARTICLE 15. NOTICES AND INVOICES

15.1 Notices. Notices under this Agreement shall be in writing and shall be delivered personally as proven by a signed receipt, sent by a reputable, national overnight delivery service, charges prepaid, or sent by certified mail return receipt requested. Notices shall be addressed to a Party at the address specified below, or at such other place or places as shall from time to time be specified in a notice similarly given. All notices shall be effective upon receipt.

If to UMB:	If to Company:
Director, Technology Commercialization Office of Research and Development University of Maryland, Baltimore 515 West Lombard Street, Suite 400 Baltimore, Maryland 21201 -1602	Tokai Pharmaceuticals, Inc. 1 Broadway, 14th Floor Cambridge, MA 02142 Attn: President and CEO
Copy to:	Copy to:
University Counsel University of Maryland, Baltimore 520 West Lombard Street East Hall, Suite 200 Baltimore, Maryland 21201-1627	Marcia H. Anderegg Edwards Angell Palmer & Dodge LLP 111 Huntington Avenue at Prudential Center Boston, Massachusetts 02199-7613

15.2 Invoices. Invoices to Company under this Agreement may be sent to the following address or at such other place or places as shall from time to time be specified in a notice similarly given:

Tokai Pharmaceuticals, Inc.

1 Broadway, 14th Floor

Cambridge, MA 02142

Attn: Finance Department

15.3 Changes of Address. Each Party shall at all times keep the other Party informed of its current address. Each Party shall promptly notify the other Party of any change specifying such changed address for the delivery of notices or invoices.

ARTICLE 16. ASSIGNMENT

16.1 General. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors, and permitted assigns. Any reference in this Agreement to a Party shall be deemed to include that Party’s successors and permitted assigns. Any purported assignment in violation of this Section shall be null and void.

16.2 Assignment by Company.

16.2.1 Company may not assign its rights and obligations under this Agreement without the prior written consent of UMB, which consent shall not be unreasonably withheld or delayed.

16.2.2 Notwithstanding the foregoing, Company may, without consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of the assets of the portion of Company’s business to which this Agreement relates, or Company’s merger, consolidation, or change in control or similar transaction; provided, however, that the purported assignee as of the date of assignment: (a) is not in default of its material obligations under any agreement with UMB, USM, or the State of Maryland, and is current on all of its material financial obligations to UMB, USM, or the State of Maryland (including without limitation taxes); and (b) is not an adverse party in any litigation, arbitration, administrative or other similar proceeding with UMB or USM.

16.2.3 Company shall give UMB written notice identifying the prospective assignee at least [**] Business Days prior to the closing of the transaction. Any permitted assignee shall assume in writing all accrued and prospective obligations of Company under this Agreement. No assignment shall relieve Company of responsibility for the performance of any accrued obligation under this Agreement, including without limitation Section 13.3 (Company’s Insurance) and Section 13.4 (Indemnification by Company).

16.2.4 Any permitted assignee shall meet with representatives of UMB within [**] days of the closing of the transaction to discuss the assignee’s plans for the future development, commercialization, and/or Sales of Licensed Products. If the assignee determines that it does not wish to continue the development, commercialization, and/or Sales of Licensed Products, then the assignee shall immediately give notice terminating this Agreement under Section 10.3.

16.3 Assignment by UMB. UMB may assign this Agreement to a successor-in-interest, but UMB may not otherwise assign or transfer this Agreement without the prior written consent of Company, which shall not be unreasonably withheld or delayed.

ARTICLE 17. MISCELLANEOUS

17.1 Governing Law. This Agreement is made and construed in accordance with the laws of the State of Maryland without regard to choice of law issues, except as set forth in Section 3.6.9.

17.2 Jurisdiction. Each Party consents to the jurisdiction and venue of the courts of Baltimore City or Baltimore County, Maryland and the U.S. District Court for the District of Maryland in Baltimore, Maryland in any action or judicial proceeding brought to enforce, construe or interpret this Agreement.

17.3 WAIVER OF TRIAL BY JURY. UMB AND COMPANY WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY LITIGATION BETWEEN THEM RELATING TO THIS AGREEMENT.

17.4 Entire Agreement. This Agreement, together with any Schedules specifically referenced and attached, embodies the entire understanding between Company and UMB. Other than a Confidential Disclosure Agreement dated May 27, 2005, there are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter of this Agreement that are not merged in this Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The Parties specifically acknowledge that in entering into and executing this Agreement, the Parties relied solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or oral, not expressly incorporated herein are superseded.

17.5 Severability. A ruling by any court that one or more of the provisions contained in this Agreement is invalid, illegal, or unenforceable shall not in any respect affect any other provision of this Agreement. Thereafter, this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had been amended to the extent necessary to be enforceable within the jurisdiction of the court making the ruling.

17.6 Force Majeure. Neither Party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the Party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, terrorism, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not the labor event is within the reasonable control of the Parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable a Party to perform its obligations. Each Party shall: (a) promptly notify the other Party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the Party to perform its obligations; and (b) make reasonable efforts to remedy the effects of the event of force majeure.

17.7 Amendments; Waivers. This Agreement, including Schedules, may not be amended, nor may any right or remedy of either Party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each Party.

17.8 Waivers; Cumulative Remedies. A failure or delay by a Party in exercising any of its rights or remedies under this Agreement does not constitute a waiver of the rights or remedies, nor does any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.9 Relationship Between the Parties. UMB and Company are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other. Neither Party has any responsibility nor liability for the actions of the other Party except as specifically provided in this Agreement. Neither Party has any right or authority to bind or obligate the other Party in any manner or make any representation or warranty on behalf of the other Party.

17.10 Expenses. Except as otherwise specifically set forth herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party which incurs the cost or expense, and the other Party has no liability for the cost or expense.

17.11 No Third Party Beneficiaries. This Agreement is not intended to create, and does not create, enforceable legal rights as a third party beneficiary or through any other legal theory on the part of any UMB Personnel, or any other Person, except as otherwise provided by Section 3.3 (Sublicenses) and Section 13.4 (Indemnification by Company).

17.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement. In proving this Agreement, it shall only be necessary to produce or account for the counterpart signed by the Party against whom the proof is being presented.

17.13 Interpretation. Each Party to this Agreement participated in the drafting of this Agreement. Each Party was represented by counsel, or had the opportunity to be represented by counsel. Therefore, no Party shall be deemed to be the “draftsman,” and ambiguities shall not be construed against any particular Party. The section and subsection headings of this Agreement have been included for convenience only, are not part of this Agreement, and shall not be taken as an interpretation thereof. Whenever used herein, the singular includes the plural and the plural includes the singular. The use of any gender, tense, or conjugation includes all genders, tenses, and conjugations. The words “including,” “inclusive,” or words of similar import shall be construed to mean “including without limitation,” unless the context clearly indicates otherwise. References to “writing” or “written” include printing, typing, lithography, and other means of reproduction in a visible form. References to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement.

17.14 Further Assurances. The Parties shall execute and deliver and cause to be executed and delivered further agreements, instruments and documents and shall take further actions as may reasonably be required or appropriate to carry out the terms and conditions of this Agreement.

{SIGNATURES ON FOLLOWING PAGE}

SIGNATURE PAGE TO

MASTER LICENSE AGREEMENT

The Parties have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.

WITNESS:	UNIVERSITY OF MARYLAND, BALTIMORE.

/s/ illegible	By:	/s/ David J. Ramsay	(SEAL	)
David J. Ramsay, D.M., D. Phil. President

	Date:	5/19/06

ATTEST:	TOKAI PHARMACEUTICALS, INC.

/s/ illegible	By:	/s/ Joseph A. Yanchik	(SEAL	)
Joseph A. Yanchik III Chief Executive Officer

	Date:	May 15, 2006

SCHEDULE A

PATENT RIGHTS

[**]

SCHEDULE B

DUE DILIGENCE MILESTONES

1)	Within [**] months after the Effective Date: Submission to UMB of supporting data and a detailed timeline for in vivo validation and the completion of toxicology testing leading to an IND application to the FDA or a similar application to a foreign equivalent of the FDA.

2)	Within [**] months after the Effective Date: Filing of an IND application with the FDA or a similar application to a foreign equivalent of the FDA for a Phase 1 Clinical Trial related to a Licensed Product.

3)	Within [**] months after IND approval by the FDA or a foreign equivalent of the FDA: Commencement of the first Phase 1 Clinical Trial of a Licensed Product.

4)	Within [**] months after the completion of all Phase 1 Clinical Trials of a Licensed Product: Commencement of First Phase 2 Clinical Trial of a Licensed Product.

5)	Within [**] months after completion of all Phase 2 Clinical Trials of a Licensed Product: Commencement of First Phase 3 Clinical Trial of a Licensed Product.

6)	Within [**] months after completion of all Phase 3 Clinical Trials of a Licensed Product: Filing of an NDA or a BLA with the FDA for a Licensed Product or a similar application to a foreign equivalent of the FDA.

7)	Within [**] months after approval by the FDA or foreign equivalent of the FDA: First Commercial Sale of a Licensed Product.

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment (“First Amendment”) is effective as of the date of the last signature on the signature page between the UNIVERSITY OF MARYLAND, BALTIMORE (“UMB”), a constituent institution of the University System of Maryland, a public corporation and an instrumentality of the State of Maryland, and TOKAI PHARMACEUTICALS, INC., a Delaware corporation (“Company”). Company and UMB are referred to collectively as the “Parties” and each as a “Party.”

BACKGROUND

UMB and Company have entered into the Master License Agreement effective as of May 19, 2006 (“MLA”), under which Company received an exclusive worldwide license to practice the Patent Rights. (Any capitalized term which is not otherwise defined in this First Amendment shall have the meaning set forth in the MLA.)

A valuable invention generally known as “Novel Prodrugs of C-17-Heteroaryl Steroidal CYP17 Inhibitors/Antiandrogens: Synthesis, In Vitro Biological Activities, Pharmacokinetics, and Antitumor Activity” (UMB ref: VN-2008-030) has been made by Dr. Vincent Njar, Dr. Angela Brodie, and Dr. Lalji Gediya, which constitutes an Improvement pursuant to the MLA.

Company has duly exercised its Option to receive an exclusive license to the Improvement, pursuant to Section 3.6 of the MLA. The Parties have negotiated in good faith to enter into this First Amendment to add the Improvement to the Patent Rights under the MLA, such that the invention will henceforth constitute a Licensed Improvement.

The Parties agree to amend the MLA as set forth herein.

NOW THEREFORE, the Parties agree as follows:

1. Article 2 (Definitions) of the MLA is amended by deleting the definition of “TEC-COM.” Any reference in the MLA to “TEC-COM” shall hereafter be amended to be a reference to “CVIP.” Article 2 is further amended by adding the following definitions:

“CVIP”: The Commercial Ventures and Intellectual Property Group in UMB’s Office of Research and Development, and any successor to its responsibilities.

“Initial Licensed Product”: Any product (including without limitation any Combination Product) whose manufacture, use, Sale or import would infringe, or any process whose practice would infringe, the Initial Patent Rights.

“Initial Patent Rights”: The Patent Rights set forth in Part A of Schedule A.

“Oral Prodrug Licensed Product”: An orally administered prodrug formulation (including without limitation any Combination Product) whose manufacture, use, Sale or import would infringe, or any process whose practice would infringe, the Oral Prodrug Patent Rights.

“Oral Prodrug Patent Rights”: The Patent Rights set forth in Part B of Schedule A.

“Patent Expenses”: All fees, charges, expenses, and costs incurred before and after the Effective Date in connection with the preparation, filing, prosecution, issuance, reissuance, reexamination, interference, and/or maintenance of patents or applications for patent or equivalent protection for the Patent Rights, including without limitation all fees and charges of outside patent counsel. Patent Expenses shall be considered to be incurred when the fee, charge, expense, or cost is actually incurred (rather than when it is invoiced). For example, charges of outside patent counsel are considered to be incurred as of the date on which the professional services are rendered.

“Patent Rights”: (a) U.S. and foreign patents and patent applications listed in Schedule A, as it may be amended from time to time by mutual agreement of the Parties or to add Licensed Improvements pursuant to Section 3.6; (b) all patents and patent applications related to clause (a), whether filed before or after the Effective Date, which claim priority under 35 U.S.C. §119 or the benefit of the filing date under 35 U.S.C. §120 or §371 (but only to the extent of subject matter in a patent or patent application for which priority or benefit is claimed); (c) any substitution, divisional, continuation, and continuation-in-part (but only to the extent a Claim in the continuation-in-part is directed to subject matter contained in a patent or patent application described in clause (a) or (b)); (d) any patent issuing from any patent or patent application described in clause (a), (b), or (c); (e) any reissue, renewal, reexamination, or extension of any patent or patent application described in clause (a), (b), (c), or (d); and (f) any foreign counterpart or equivalent of any patent or patent application described in clause (a), (b),(c), (d), or (e).

2. Schedule A (Patent Rights) of the MLA is hereby deleted in its entirety, and replaced with Schedule A attached hereto.

3. Schedule B (Diligence Milestones) of the MLA is hereby deleted in its entirety, and replaced with Schedule B attached hereto.

4. Section 4.1 (R&D Plan and Business Plan) is hereby amended by adding the following:

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4.1.3 Company shall promptly notify UMB of any substantial change in the R&D Plan or Business Plan if such change will materially alter or affect the timely achievement of any milestone set forth on Schedule B. Any amendment of the R&D Plan or Business Plan that will materially alter or affect the timely achievement of any milestone shall require the consent and approval of UMB, which shall not be unreasonably withheld, delayed or conditioned. The Parties shall negotiate in good faith and amend any provision of this Agreement to the extent reasonably necessary to conform to any approved modification of the R&D Plan or Business Plan, including without limitation the milestones set forth on Schedule B and the milestone payments set forth in Section 5.3.

5. Section 5.3 (Milestone Payments) is hereby deleted in its entirety, and replaced with the following:

5.3 Milestone Payments. Company shall pay to UMB the following milestone payments:

On submission of each IND for a Licensed Product to the U.S. FDA:	U.S. $50,000.00	Within [**] days following submission

On approval of each NDA or BLA for a Licensed Product by the U.S. FDA:	U.S. $100,000.00	Within [**] days following receipt of approval

Upon issuance of the first patent citing U.S. Provisional Patent Application No. 61/039,133 as priority	U.S. $40,000.00	Within [**] days following issuance

6. Section 10.2.2 (Diligence Default) is hereby deleted in its entirety, and replaced with the following:

10.2.2 Diligence Default. In the event of any default or material breach of Section 4.3 (Due Diligence Milestones) due to Company failing to timely achieve a milestone set forth on Schedule B, as such milestones may from time to time be amended as contemplated by Section 4.1.3 hereof and then in effect, and the failure is not cured within [**] days of written notice thereof, UMB may terminate the license granted under this Agreement to the category of Patent Rights to which such milestone relates as shown on Schedule B (i.e. Initial Patent Rights or Oral Prodrug Patent Rights). However, if that failure cannot be cured by the exercise of due diligence within [**] days of written notice, then the time for cure shall be extended for the time reasonably necessary to effect the cure (the extension not to exceed an additional [**] days), provided that Company promptly commences to cure within said period and at all times thereafter proceeds diligently to cure the failure. The termination of the license granted hereunder for any category of Patent Rights to which such milestone relates as

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shown on Schedule B shall not affect the license granted hereunder for any other Patent Rights related to the milestones shown on such Schedule B. The withholding by a regulatory agency of marketing or other approval in spite of Company’s Commercially Reasonable Efforts to obtain the approval shall not constitute a default or material breach of Section 4.3 (Due Diligence Milestones).

7. Section 15.1 (Notices) of the MLA is hereby amended by deleting the address for UMB, and replacing it with the following:

If to UMB:

Commercial Ventures & Intellectual Property

Office of Research and Development

University of Maryland, Baltimore

620 West Lexington Street, 4th Floor

Baltimore, Maryland 21201

Attn: Executive Director

Copy to:

University Counsel

University of Maryland, Baltimore

220 Arch Street, Room 03-111

Baltimore, Maryland 21201

8. In consideration of the license to the Oral Prodrug Patent Rights granted under this First Amendment, Company agrees to pay a one-time, non-refundable license fee of Ten Thousand Dollars ($10,000) to UMB on or before execution of this First Amendment.

9. Company shall be responsible for payment of all Patent Expenses regarding the Oral Prodrug Patent Rights incurred before the effective date of this First Amendment (to the extent not reimbursed to UMB by a Third Party) and during the Term, in accordance with Section 6.3 of the MLA.

10. Except as specifically modified in this First Amendment, all terms and conditions of the MLA (including without limitation the royalty rate and other payment obligations of Company) shall remain in full force and effect.

{Signatures on following page}

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IN WITNESS WHEREOF, each Party has caused this First Amendment to be executed under seal by its duly authorized representative.

WITNESS:	UNIVERSITY OF MARYLAND, BALTIMORE

/s/ illegible	By:	/s/ David J. Ramsay	(SEAL)
David J. Ramsay; D.M., D. Phil. President

	Date:	March 3, 2009

WITNESS/ATTEST:	TOKAI PHARMACEUTICALS, INC.

	By:	/s/ Scott Chappel
(SEAL)

/s/ illegible	Title:	CSO

	Date:	2/19/09

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SCHEDULE A

PATENT RIGHTS

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

SCHEDULE B

DUE DILIGENCE MILESTONES

INITIAL LICENSED PRODUCTS

1)	Within [**] months after the Effective Date: Submission to UMB of supporting data and a detailed timeline for in vivo validation and the completion of toxicology testing leading to an IND application to the FDA or a similar application to a foreign equivalent of the FDA related to an Initial Licensed Product.

2)	Within [**] months after the Effective Date: Filing of an IND application with the FDA or a similar application to a foreign equivalent of the FDA for a Phase 1 Clinical Trial related to an Initial Licensed Product.

3)	Within [**] months after IND approval by the FDA or a foreign equivalent of the FDA: Commencement of the first Phase 1 Clinical Trial of an Initial Licensed Product.

4)	Within [**] months after the completion of all Phase 1 Clinical Trials of an Initial Licensed Product: Commencement of First Phase 2 Clinical Trial of an Initial Licensed Product.

5)	Within [**] months after completion of all Phase 2 Clinical Trials of an Initial Licensed Product: Commencement of First Phase 3 Clinical Trial of an Initial Licensed Product.

6)	Within [**] months after completion of all Phase 3 Clinical Trials of an Initial Licensed Product: Filing of an NDA or a BLA with the FDA for an Initial Licensed Product or a similar application to a foreign equivalent of the FDA.

7)	Within [**] months after approval by the FDA or foreign equivalent of the FDA: First Commercial Sale of an Initial Licensed Product.

ORAL PRODRUG LICENSED PRODUCTS

1)	Within [**] months following the execution of this First Amendment: Submission to UMB of (a) an R&D Plan reasonably acceptable to UMB, showing the amount of money and time budgeted and planned for technical development of the Oral Prodrug Patent Rights, and (b) a Business Plan reasonably acceptable to UMB, showing the proposed commercialization scheme for Oral Prodrug Licensed Products.

2)	Within [**] months after the submission of the R&D Plan and Business Plan: Submission to UMB of supporting data and a detailed timeline for in vivo validation and the completion of toxicology testing leading to an IND application to the FDA or a similar application to a foreign equivalent of the FDA related to an Oral Prodrug Licensed Product.

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3)	Within [**] months after the submission of the R&D Plan and Business Plan: Filing of an IND application with the FDA or a similar application to a foreign equivalent of the FDA for a Phase 1 Clinical Trial related to an Oral Prodrug Licensed Product.

4)	Within [**] months after IND approval by the FDA or a foreign equivalent of the FDA: Commencement of the first Phase 1 Clinical Trial of an Oral Prodrug Licensed Product.

5)	Within [**] months after the completion of all Phase 1 Clinical Trials of an Oral Prodrug Licensed Product: Commencement of First Phase 2 Clinical Trial of an Oral Prodrug Licensed Product.

6)	Within [**] months after completion of all Phase 2 Clinical Trials of an Oral Prodrug Licensed Product: Commencement of First Phase 3 Clinical Trial of an Oral Prodrug Licensed Product.

7)	Within [**] months after completion of all Phase 3 Clinical Trials of an Oral Prodrug Licensed Product: Filing of an NDA or a BLA with the FDA for an Oral Prodrug Licensed Product or a similar application to a foreign equivalent of the FDA.

8)	Within [**] months after approval by the FDA or foreign equivalent of the FDA: First Commercial Sale of an Oral Prodrug Licensed Product.

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SECOND AMENDMENT TO LICENSE AGREEMENT

This Second Amendment to License Agreement (“Second Amendment”) is effective as of the date of the last signature on the signature page between the UNIVERSITY OF MARYLAND, BALTIMORE (“UMB”), a constituent institution of the University System of Maryland, a public corporation and an instrumentality of the State of Maryland, and TOKAI PHARMACEUTICALS, INC., a Delaware corporation (“Company”). Company and UMB are referred to collectively as the “Parties” and each as a “Party.”

BACKGROUND

UMB and Company entered into a Master License Agreement, effective as of May 9, 2006 (“MLA”) and first amended March 3, 2009, under which Company received an exclusive worldwide license to practice the Patent Rights. (Any capitalized term which is not otherwise defined in this Second Amendment shall have the meaning set forth in the MLA.)

A valuable invention generally known as “CYP17 Inhibitor VN/124-1 Inhibits Growth of Androgen Independent Prostate Cancer Cells via Induction of the Endoplasmic Reticulum Stress Response” (UMB ref: VN-2008-067) has been made by Dr. Vincent Njar, Dr. Angela Brodie, and Dr. Robert Bruno, which x constitutes an Improvement pursuant to the MLA.

Company has duly exercised its Option to receive a license to the Improvement, pursuant to Section 3.6 of the MLA. The Parties have negotiated in good faith to enter into this Second Amendment to add the Improvement to the Patent Rights under the MLA, such that the invention will henceforth constitute a Licensed Improvement on the terms and conditions set forth in this Second Amendment.

Since entering into the MLA, UMB has been solely responsible for preparing, filing, prosecuting, and maintaining the Patent Rights. Company has requested the right to assume responsibility for patent prosecution upon execution of this Second Amendment.

The Parties agree to amend the MLA as set forth herein.

NOW THEREFORE, the Parties agree as follows:

1. Article 2 (Definitions) of the MLA is hereby amended by deleting the definition of “CVIP.” Any reference in the MLA to “CVIP” shall hereafter be amended to be a reference to “OTT.” Article 2 (Definitions) of the MLA is further amended by adding the following definitions:

“ER Stress Response Licensed Product”: Any product (including without limitation any Combination Product) whose manufacture, use, Sale or import would infringe, or any process whose practice would infringe, the ER Stress Response Patent Rights.

“ER Stress Response Patent Rights”: The Patent Rights set forth in Part C of Schedule A.

“OTT”: The Office of Technology Transfer in UMB’s Office of Research and Development, and any successor to its responsibilities.

2. Schedule A (Patent Rights) of the MLA is hereby amended by adding the following:

[**]

3. Section 6.1 of the MLA is hereby deleted in its entirety, and replaced with the following:

6.1 Patent Prosecution Responsibility and General Issues.

6.1.1 On and after the date of execution of this Second Amendment, Company shall assume sole responsibility for preparing, filing, prosecuting, and maintaining the Patent Rights (including without limitation defense of the Patent Rights in an interference proceeding).

6.1.2 UMB and Company shall not be liable for any loss, in whole or in part, of a patent term extension granted by the U.S. Patent and Trademark Office on a patent issuing under Patent Rights, even if such loss resulted from the acts or omissions of UMB, UMB Personnel working under their direction or supervision, Company, Company Personnel, or Company’s patent counsel.

6.1.3 Following execution of this Second Amendment, the Patent Rights will be prepared, prosecuted, filed, and maintained by Company’s current independent patent counsel. However, Company shall change patent counsel if reasonably requested by UMB. Company’s choice of outside patent counsel is subject to UMB’s prior approval, which approval must not be unreasonably withheld. Outside patent counsel will be ultimately responsible to Company. Company authorizes UMB to communicate directly with Company’s outside patent counsel.

6.1.4 Company shall (and shall instruct outside patent counsel to) (i) advise UMB promptly as to all material developments with respect to the Patent Rights, and (ii) promptly provide copies of all communications received and filed in connection with prosecution of Patent Rights.

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6.1.5 Company shall promptly notify UMB, and Company shall instruct outside patent counsel to promptly notify UMB, before taking any substantive actions in prosecuting the Claims. UMB may provide comments and suggestions with respect to any substantive actions to be taken by Company, and comment on the type and scope of Claims and the nature of supporting disclosures. Company shall reasonably consider all comments and suggestions and shall take all prosecution actions reasonably recommended by UMB.

6.1.6 Company shall not do any of the following with respect to the Patent Rights, except upon prior approval of UMB: materially modify or limit the scope of patent coverage; modify the identification of inventors; or finally abandon any patent or patent application.

6.1.7 If UMB and Company do not agree on actions relating to the scope of patent coverage for any of the Patent Rights reasonably recommended to Company by UMB under Section 6.1.5, then UMB may terminate immediately Company’s right to prosecute the patent application(s) involved, and in such case UMB may continue prosecution using its own independent counsel. Before UMB terminates the Company’s right to prosecute the patent application(s) involved, UMB shall reasonably consider any comments provided by Company regarding prosecution of the Claims.

6.1.8 All information exchanged between the parties or between Company’s outside patent counsel and UMB regarding preparation, filing, prosecution, or maintenance of the Patent Rights shall be deemed Confidential Information. In addition, the parties acknowledge and agree that, with regard to such preparation, filing, prosecution, and maintenance of the Patent Rights, the interests of the parties as licensor and licensee are to obtain the strongest and broadest patent protection possible. The parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights, including without limitation privilege under the common interest doctrine and similar or related doctrines. “

4. Section 6.2 of the MLA is hereby deleted in its entirety, and replaced with the following:

6.2 Foreign Patent Prosecution.

6.2.1 If Company gives at least [**] days prior written notice to UMB, Company may elect to discontinue support for Patent Expenses with respect to any particular Patent Right, but UMB’s written consent shall be required prior to discontinuing support for Patent Expenses in the United States, Japan, Australia, Canada, United Kingdom, France, Germany or Spain. Company shall be responsible for reasonable Patent Expenses incurred in that [**] day period with respect to the county or countries where the Company is ceasing support. From and after UMB’s receipt of Company’s notice, Company’s rights in Patent Rights will terminate with respect to the country or countries where

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Company is ceasing support, and Company shall execute such documents as reasonably may be requested by UMB to confirm termination of Company’s rights.

6.2.2 UMB may elect to file and prosecute patent applications, solely at its own expense, in foreign countries where Company has declined or failed to pay Patent Expenses for such patent applications. If UMB so elects, in those countries, Company will have no input into patenting decisions, no license rights with respect to those Patent Rights, and no Option rights with respect to related Improvements.

5. Section 6.3 of the MLA is hereby deleted in its entirety, and replaced with the following:

6.3 Patent Expenses.

6.3.1 Company shall be solely responsible for all Patent Expenses. Company shall reimburse UMB for Patent Expenses which were incurred prior to the execution of this Second Amendment, resulted from instructions given by Company prior to that date, or otherwise were incurred by UMB as agreed between the Parties or pursuant to the terms of this Agreement. Company shall pay each undisputed invoice for Patent Expenses in full within [**] days after the date of invoice.

6.3.2 If this Agreement is terminated for any reason other than expiration, Company will have no obligation to pay Patent Expenses related to Patent Rights incurred by UMB for patent filing and prosecution activities occurring more than [**] days after Company’s notice of termination, and no obligation to pursue prosecution of patent applications related to Patent Rights and pay related Patent Expenses for more than [**] days following notice of termination. UMB will act in good faith to minimize the Patent Expenses incurred between receipt of notice of termination and the end of the [**] day period.

6. In consideration of the license granted under this Second Amendment, Company agrees to pay a one-time, non-refundable license fee of Ten Thousand Dollars ($10,000) to UMB on or before execution of this Second Amendment.

7. Except as specifically modified in this Second Amendment, all terms and conditions of the MLA (including without limitation the royalty rate and other payment obligations of Company) shall remain in full force and effect.

IN WITNESS WHEREOF, each Party has caused this Second Amendment to be executed under seal by its duly authorized representative.

WITNESS:	UNIVERSITY OF MARYLAND, BALTIMORE

4

/s/ Dorothy C. [illegible]	By:	/s/ Jay A. Perman	(SEAL)
Jay A. Perman, M.D.
	Title:	President
	Date:	4/10/12

ATTEST:	TOKAI PHARMACEUTICALS, INC.

	By:	/s/ Martin D. Williams	(SEAL)
/s/ Holly [illegible]
	Name:	Martin D. Williams
	Title:	CEO
	Date:	April 9, 2012

5

THIRD AMENDMENT TO LICENSE AGREEMENT

This Third Amendment to License Agreement (“Third Amendment”) is effective as of the date of the last signature on the signature page hereto and is between the UNIVERSITY OF MARYLAND, BALTIMORE (“UMB”), a constituent institution of the University System of Maryland, a public corporation and an instrumentality of the State of Maryland, and TOKAI PHARMACEUTICALS, INC., a Delaware corporation (“Company”). Company and UMB are referred to collectively as the “Parties” and each as a “Party.”

BACKGROUND

UMB and Company entered into a Master License Agreement, effective as of May 9, 2006, as amended (“MLA”), under which Company received an exclusive worldwide license to practice the Patent Rights. (Any capitalized term which is not otherwise defined in this Third Amendment shall have the meaning set forth in the MLA.)

A valuable invention generally known as “Androgen Receptor Down-regulating Agents for the Treatment of All Forms of Prostate Cancer” (UMB ref: VN-2013-061) (the “ARDA Invention”) has been made by Vincent Njar, Puranik Purushottamachar, Lalji K. Gediya, Abhijit M. Godbole (all employees of UMB and formerly of Thomas Jefferson University), Andrew K. Kwegyir-Afful (an employee of UMB), and Tadas S. Vasaitis (an employee of University of Maryland, Eastern Shore), which constitutes an Improvement pursuant to the MLA.

UMB, Thomas Jefferson University, and the University of Maryland, Eastern Shore each own an undivided joint interest in the ARDA Invention. UMB has been granted the exclusive right to negotiate, execute, and administer any license agreement related to the ARDA Invention on behalf of the co-owning institutions, pursuant to an Inter-Institutional Agreement dated as of June 30, 2013 (the “IIA”), a fully-executed copy of which is attached to this Third Amendment as Exhibit A.

Company has duly exercised its Option to receive a license to the Improvement, pursuant to Section 3.6 of the MLA. The Parties have negotiated in good faith to enter into this Third Amendment to add exclusive rights of all co-owners of the Improvement to the Patent Rights under the MLA, such that the ARDA Invention will henceforth constitute a Licensed Improvement on the terms and conditions set forth in this Third Amendment.

Company desires to retain its license rights with respect to the Oral Prodrug Patent Rights. However, Company has requested, and UMB has agreed, to delete the requirement of achieving diligence milestones with respect to Oral Prodrug Licensed Products, because development of an oral prodrug will likely not be required for clinical development and commercialization of a Licensed Product.

The Parties agree to amend the MLA as set forth herein.

NOW THEREFORE, the Parties agree as follows:

1. Article 2 (Definitions) of the MLA is hereby amended by adding the following definitions:

“ARDA Licensed Product”: Any product (including without limitation any Combination Product) whose manufacture, use. Sale or import would infringe, or any process whose practice would infringe, the ARDA Patent Rights.

“ARDA Patent Rights”: The Patent Rights set forth in Part D of Schedule A.

2. A new Section 4.4 is added to the MLA as follows:

4.4 ARDA Licensed Products. Notwithstanding anything herein to the contrary:

4.4.1 Within [**] years from the effective date of this Third Amendment, Company shall submit to UMB (a) an R&D Plan reasonably acceptable to UMB, showing the amount of money and time budgeted and planned for technical development of the ARDA Patent Rights, and (b) a Business Plan reasonably acceptable to UMB, showing the proposed commercialization scheme for ARDA Licensed Products. Alternatively, Company may elect to terminate the license granted hereunder with respect to the ARDA Patent Rights.

4.4.2 If Company submits the R&D Plan and Business Plan contemplated in Section 4.4.1, upon approval by UMB, the Parties shall negotiate in good faith appropriate amendments to Schedule B (Diligence Milestones) to add diligence milestones for development and commercialization of ARDA Licensed Products.

4.4.3 If Company submits the R&D Plan and Business Plan contemplated in Section 4.4.1, thereafter Company shall provide prompt written notice to UMB if and when: (a) Company elects to discontinue efforts under the R&D Plan and the Business Plan with respect to ARDA Patent Rights and ARDA Licensed Products: or (b) Company determines that it is not technically or commercially feasible to develop and/or commercialize ARDA Licensed Products.

4.4.4 Upon receipt of the notice contemplated in Section 4.4.3, UMB may, within [**] days after receipt, either: (a) convert the license granted hereunder with respect to ARDA Patent Rights to a nonexclusive license; or (b) terminate the license granted hereunder with respect to ARDA Patent Rights; provided, however, if the notice contemplated in Section 4.4.3 states that the Company has determined that it is not technically or commercially feasible to develop and/or commercialize ARDA Licensed Products, then UMB may only

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convert the license granted hereunder with respect to ARDA Patent Rights to a non-exclusive license.

3. Schedule A (Patent Rights) of the MLA is hereby amended by adding the following:

[**]

4. Schedule B (Diligence Milestones) of the MLA is hereby amended by deleting in its entirety the section related to the Oral Prodrug Licensed Products.

5. UMB hereby represents that, as of the effective date of this Third Amendment, the IIA has been executed by duly authorized representatives of each of the parties thereto and that the IIA is in full force and effect in accordance with its terms.

6. In consideration of the license granted under this Third Amendment, Company agrees to pay a one-time, non-refundable license fee of Ten Thousand Dollars ($10,000) to UMB within [**] business days of the execution of this Third Amendment by both parties.

7. Except as specifically modified in this Third Amendment, all terms and conditions of the MLA (including without limitation the royalty rate and other payment obligations of Company) shall remain in full force and effect.

IN WITNESS WHEREOF, each Party has caused this Third Amendment to be executed under seal by its duly authorized representative.

WITNESS:	UNIVERSITY OF MARYLAND, BALTIMORE

	By:	/s/ Jay A. Perman	(SEAL)
/s/ Dorothy C. [illegible]		Jay A. Perman, M.D.
	Title:	President
	Date:	10/28/13

WITNESS/ATTEST:	TOKAI PHARMACEUTICALS, INC.

	By:	/s/ Jodie Morrison	(SEAL)
	Name:	Jodie Morrison
	Title:	Chief Executive Officer
	Date:	10/23/13

3

INTER-INSTITUTIONAL AGREEMENT

BETWEEN

UNIVERSITY OF MARYLAND, BALTIMORE

AND

UNIVERSITY OF MARYLAND, EASTERN SHORE

AND

THOMAS JEFFERSON UNIVERSITY

UMB Docket No.:	TJU Docket No:

VN-2013-061	NJA_VIN.007

INTER-INSTITUTIONAL AGREEMENT

This Inter-Institutional Agreement (“Agreement”) is effective as June 30, 2013 (“Effective Date”) by and between the UNIVERSITY OF MARYLAND, BALTIMORE (“UMB”); the UNIVERSITY OF MARYLAND, EASTERN SHORE (“UMES”) (by the University of Maryland, College Park, Office of Technology Commercialization); and THOMAS JEFFERSON UNIVERSITY (“TJU”), a Pennsylvania non-profit organization. UMB and UMES are both constituent institutions of the University System of Maryland (“USM”), which is a public corporation and an instrumentality of the State of Maryland.

BACKGROUND

B-l. A valuable invention generally known as “Androgen Receptor Down-regulating Agents for the Treatment of All Forms of Prostate Cancer” (the “Joint Invention”) has been made by Vincent Njar, Puranik Purushottamachar, Lalji K. Gediya, Abhijit M. Godbole (all employees of UMB and formerly of TJU), Andrew K. Kwegyir-Afful (an employee of UMB), and Tadas S. Vasaitis (an employee of UMES).

B-2. UMB, TJU, and UMES have separate agreements with their respective inventors or have intellectual property policies pursuant to which (a) their respective inventors assigned (or are required to assign) all right, title, and interest in the Joint Invention to their institution, and (b) their respective inventors agreed (or are required) to cooperate with and assist their respective institution in preparing, filing, prosecuting, and maintaining patent applications and patents relating to the Joint Invention.

B-3. The Joint Invention was made with government support under National Institutes of Health Grants CA117991 and CA129379.

B-4. UMB and Tokai Pharmaceuticals, Inc. (“Tokai”) have entered into a Master License Agreement, effective as of May 9, 2006, as amended (the “Tokai MLA”), pursuant to which Tokai was granted an exclusive license to six (6) other technologies which are solely owned by UMB (the “UMB Technologies”).

B-5. The Tokai MLA granted to Tokai an option to license any “Improvements” to the UMB Technologies. The Joint Invention constitutes such an “Improvement,” and Tokai has exercised its option to license the Joint Invention. UMB has negotiated with Tokai an amendment to the Tokai MLA for such license.

ARTICLE 1. DEFINITIONS

In this Agreement, the following terms have the meanings set forth in this Article.

“Administrative Fee”: [REDACTED]

“Confidential Information”: Information (including without limitation documents, notes, drawings, models, designs, data, results, memoranda, tapes, records, hardware, software, formulae and algorithms, in hard copy form or in electronic form) which is not generally available to the public and which is disclosed by a party to the other party in connection with this Agreement, including without limitation information that: (a) is related to and results from or arises out of use of the Joint Invention or the Patent Rights, or (b) is reasonably necessary for the practice of the Patent Rights or for the development or commercialization of Licensed Products.

“Federal IP Policy”: U.S. law and regulations applicable to intellectual property funded in whole or in part by the U.S. Government pursuant to which the U.S. Government retains certain rights, including without limitation 35 U.S.C. §200 et seq., 15 U.S.C. §3710a, and 37 C.F.R. Part 401.

“Gross Income”: All cash and non-cash consideration actually received from or in connection with the Tokai MLA that is allocable to the Joint Invention. If any payment under the Tokai MLA is not separately allocated to the Joint Invention, it is agreed that such payment will be allocated [REDACTED] Invention.

“Infringe,” “infringement,” or any correlative term: Any infringement (whether direct, indirect, contributory or otherwise) of the intellectual property rights of UMB, TJU, or UMES (including without limitation under the doctrines of claim construction or differentiation, literal overlap or equivalents); or any misuse, misappropriation, theft, or breach of confidence related to the Joint Invention and/or the Patent Rights.

“Inventor”: Each of the personnel of UMB, TJU, and UMES who invented the Joint Invention, as identified in Section B-l.

“Licensed Product”: Any product, service, or process, the making, use, offer for sale, sale, importation, or providing of which uses the Joint Invention or any technology disclosed in the Patent Rights.

“Net Revenues”: Gross Income less (a) unreimbursed Patent Expenses, and (b) the Administrative Fee.

“OTT”: The Office of Technology Transfer group in UMB’s Office of Research and Development, and any successor to its responsibilities.

“Patent Expenses”: All fees, charges, expenses, and costs incurred before and after the Effective Date with respect to the Joint Invention in connection with the preparation, filing, prosecution, issuance, reissuance, reexamination, interference, enforcement, and/or maintenance of patents or patent applications relating to the Patent Rights, including without limitation all fees and charges of outside patent counsel or patent agent. Patent Expenses shall be considered to be incurred when the fee, charge, expense, or cost is actually incurred (rather than when it is invoiced). For example, charges of outside patent counsel are considered to be incurred as of the date on which the professional services are rendered.

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“Patent Rights”: (a) U.S. and foreign patents and patent applications listed in Schedule A, as it may be amended from time to time by mutual agreement of the parties; (b) all patents and patent applications related to clause (a), whether filed before or after the Effective Date, which claim priority under 35 U.S.C. §119 or the benefit of the filing date under 35 U.S.C. §120 or §371 (but only to the extent of subject matter in a patent or patent application for which priority or benefit is claimed); (c) any substitution, divisional, continuation, and continuation-in-part (but only to the extent a claim in the continuation-in-part is directed to subject matter contained in a patent or patent application described in clause (a) or (b)); (d) any patent issuing from any patent or patent application described in clause (a), (b), or (c); (e) any reissue, renewal, reexamination, or extension of any patent or patent application described in clause (a), (b), (c), or (d); and (f) any foreign counterpart or equivalent of any patent or patent application described in clause (a), (b), (c), (d), or (e).

ARTICLE 2. OWNERSHIP; RESERVED RIGHTS; CONFIDENTIAL INFORMATION

2.1 Ownership.

2.1.1 Subject to certain rights retained by the U.S. Government in inventions resulting from federally supported work pursuant to Federal IP Policy, UMB, TJU, and UMES each own an undivided joint interest in and to the Joint Invention and Patent Rights.

2.1.2 During the Term: (a) TJU and UMES shall forbear granting to any third party (other than to UMB) any right, title, or interest in, to or under the Joint Invention and Patent Rights, and (b) TJU and UMES grant to UMB the sole responsibility for administering and commercializing the Joint Invention and Patent Rights.

2.2 Reservation of Rights. The following rights are specifically reserved with respect to the Joint Invention and the Patent Rights by each of the parties:

2.2.1 To use the Joint Invention, practice under the Patent Rights, and to make and use Licensed Products on a non-exclusive, royalty-free basis for research, scholarly use, teaching, education, patient care incidental to the foregoing, and other similar uses, including without limitation sponsored research and collaborations (“Non-Commercial Uses”);

2.2.2 To license government agencies, universities or other educational institutions, organizations of the type described in §501(c)(3) of the Internal Revenue Code, scientific or educational organizations qualified under a state nonprofit organization statute (or foreign equivalents of the foregoing) (“Non-Commercial Organizations”) use the Joint Invention, practice under the Patent Rights, and to make and use Licensed Products on a non-exclusive, royalty-free basis solely for Non-Commercial Uses; and to provide material and information (excluding Company’s Confidential Information) to Non-Commercial Organizations solely for Non-Commercial Uses; and

2.2.3 To disseminate and publish scientific findings from research related to the Joint Invention, Patent Rights, and/or Licensed Products, and to permit its respective personnel to do the same, subject to Schedule B (Confidentiality).

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2.3 Reporting. Each party is responsible for making all reports required to be made by it by the Federal Government or other sponsors research related to the Joint Invention.

2.4 Confidentiality. The parties agree to abide by the terms and conditions of Schedule B regarding Confidential Information.

ARTICLE 3. PATENT PROSECUTION

3.1 Prosecution.

3.1.1 In the event that the Joint Invention is licensed to Tokai pursuant to the Tokai MLA and the Tokai MLA is in effect, UMB shall have the sole discretion to make decisions with respect to patent applications and patent preparation, filing, prosecution, and maintenance, subject to the conditions set forth in this Agreement. UMB may retain legal counsel of its choosing.

3.1.2 It is understood that Tokai has been granted the right to control patent prosecution, pursuant to the terms of the Tokai MLA. UMB will promptly advise UMES and TJU if it receives information from Tokai or its outside patent counsel of material developments with respect to the Patent Rights regarding the Joint Invention. If UMB receives any communications in connection with prosecution of Patent Rights regarding the Joint Invention, UMB will promptly provide copies of the same to UMES and TJU.

3.1.3 If UMB has an opportunity to provide comments and suggestions with respect to any substantive actions to be taken by Tokai with respect to the Patent Rights regarding the Joint Invention, or to comment on the type and scope of claims and the nature of supporting disclosures, it will solicit comments and suggestions from TJU and UMES. UMB will forward any such comments and suggestions which UMB receives from TJU and/or UMES.

3.1.4(a) In the event that the Tokai MLA is no longer in effect or that the Joint Invention is no longer licensed to Tokai pursuant to the Tokai MLA, UMB shall have the sole discretion to make decisions with respect to patent applications and patent preparation, filing, prosecution, and maintenance, subject to the conditions set forth in this Section 3.1.4.

(b) If Section 3.1.4(a) is applicable, UMB shall consult with, incorporate reasonable input from, and keep UMES and TJU informed as to the preparation, filing, prosecution, and maintenance of all applicable patent applications and patents. UMB shall send UMES and TJU copies of formal correspondence with the U.S. Patent and Trademark Office and with any foreign patent office concerning the preparation, filing, prosecution, and maintenance of all applicable patent applications and patents.

(c) If UMB desires to discontinue prosecution of any patent application or maintenance of any patent within any country, it shall first give written notice of its intent to UMES and TJU at least sixty (60) days prior to the next applicable deadline. UMES and/or TJU may assume responsibility for paying Patent Expenses in that country by providing written notice to UMB at least thirty (30) days prior to the next applicable deadline. In that event, UMES and/or TJU, as the case may be, shall thereafter be responsible at its sole expense

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in that country for patent prosecution or maintenance of those Patent Rights. Any party who is not responsible for paying Patent Expenses in that country thereby relinquishes rights to revenues resulting from those Patent Rights within such country.

3.2 Patent Expenses.

3.2.1 Under the Tokai MLA, Tokai is responsible to pay Patent Expenses. If any Patent Expenses are not otherwise reimbursed or reimbursable under the Tokai MLA, each party shall be responsible for a portion of Patent Expenses in proportion to the number of Inventors of the Joint Invention from each party’s institution, as follows: [REDACTED]

3.2.2 UMB may advance Patent Expenses, and may invoice TJU and UMES for its share. TJU and UMES shall reimburse UMB within thirty (30) days of receipt of invoice therefor. UMB shall maintain adequate records showing all Patent Expenses incurred. These records shall be made available to TJU and UMES for inspection on reasonable notice.

3.3 Consultation and Notice. UMB shall consult with and keep TJU and UMES informed as to the preparation, filing, prosecution, and maintenance of all applicable patent applications and patents. UMB shall send TJU and UMES copies of formal correspondence with the U.S. Patent and Trademark Office and with any foreign patent office concerning the preparation, filing, prosecution, and maintenance of all applicable patent applications and patents.

ARTICLE 4. LICENSING OF THE JOINT INVENTION

4.1 Licensing.

4.1.1 UMB shall have the sole right, on behalf of the parties, to grant a license to the Joint Invention to Tokai, as an amendment to the Tokai MLA, on terms and conditions to be negotiated by UMB.

4.1.2 UMB shall be responsible for assuring compliance by Tokai in accordance with the terms of the Tokai MLA, for otherwise enforcing the Tokai MLA, and for protecting the rights of the parties pursuant to and in accordance with this Agreement. UMB shall consult with and keep TJU and UMES reasonably promptly informed with respect to all material matters during administration of the Tokai MLA as it relates to the Joint Invention.

ARTICLE 5. LICENSING REVENUE

5.1 UMB shall use reasonable efforts to collect all material amounts due under the Tokai MLA with respect to the Joint Invention. UMB shall calculate: (a) the amount of Gross Income; (b) the amount of each party’s unreimbursed Patent Expenses, (c) the Administrative Fee, and (d) Net Revenues. UMB shall provide a written report of its calculations to TJU and UMES periodically, but no less often than annually. TJU and UMES shall review those calculations and shall notify UMB of any discrepancies within fifteen (15) days after receipt of that report.

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5.2 After the parties approve the calculations in accordance with Section 5.1. UMB shall disburse as follows:

5.2.1 First, to each party in an amount necessary to reimburse any outstanding Patent Expenses;

5.2.2 Second, to UMB the Administrative Fee, if applicable; and

5.2.3 Then, remaining Net Revenues shall be disbursed as follows:

(a) If the Net Revenues are specifically allocable to the Joint Invention, remaining Net Revenues shall be disbursed [REDACTED]; or

(b) If the Net Revenues are not specifically allocable to the Joint Invention, remaining Net Revenues shall be disbursed [REDACTED]; or

provided, however, if the Tokai MLA is further amended such that there are a different total number of licensed technologies, then the parties will negotiate reasonably and in good faith a different sharing of Net Revenues than that set forth in this Section 5.2.3.

5.3 UMB shall pay to TJU and UMES its share of Net Revenues concurrently with the distributions it makes to its own Inventors, but in any case no later than June 30 for the preceding calendar year.

5.4 Each party shall be responsible for distributing a portion of its respective share of Net Revenues to its Inventor(s), as required.

5.5 During the term of this Agreement and for [**] years after its expiration or termination, UMB shall keep (and shall require Tokai to keep) complete, true, and accurate records containing all the particulars that may be necessary to determine Net Revenues, the Administrative Fee, Patent Expenses, or other amounts payable under this Agreement. The records shall be subject to inspection at any time during regular business hours upon reasonable notice by an independent auditor appointed by TJU or UMES for this purpose and reasonably acceptable to UMB. The auditor shall report only the amount of Net Revenues, Administrative Fees, Patent Expenses, or other amounts payable under this Agreement. This audit shall be at TJU’s or UMES’ expense; provided, however, if the audit shows an underpayment often percent (10%) or more, the audit expense shall be payable by UMB.

ARTICLE 6. INFRINGEMENT

6.1 Management of Proceedings.

6.1.1 If a party has knowledge of or reasonable grounds to suspect any infringement of the Patent Rights, it shall promptly provide notice to the other parties. If required by the Tokai MLA, UMB shall be responsible to provide notice of infringement to Tokai.

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6.1.2 Pursuant to the Tokai MLA, Tokai in its own name, at its own expense, and on its own behalf may bring suit for any infringement, or defend a suit alleging invalidity or non-infringement of the Patent Rights. In that event, UMB shall use reasonable efforts to ensure that Tokai manages the proceedings related to the infringement according to the terms of the Tokai MLA. If a suit is filed or defended by Tokai, each party may join in the suit at its own expense, but otherwise the parties shall take no action with respect to the infringement.

6.1.3 If (a) Tokai fails to take actions regarding the infringement required by the Tokai MLA, or (c) Tokai provides notice to UMB that Tokai has decided not to take any action, the parties shall by mutual agreement determine which party will be primarily responsible for attempting to terminate the infringement. If the parties are unable to agree in a timely manner, UMB shall be primarily responsible. The designated party shall use reasonable efforts, in cooperation with the other party and to the extent permitted by the Tokai MLA, to terminate the infringement without litigation.

6.1.4 If the infringement is not eliminated within [**] days after notice to the infringer, and if Tokai will not be instituting suit or managing the proceedings (as set forth in Section 6.1.3), each party shall have the right after consulting with the other parties to: (a) commence suit on its own account; (b) join with the other parties and/or Tokai in that suit; or (c) refuse to participate in that suit.

6.1.5 Each party agrees to cooperate in any infringement proceeding instituted under this Agreement. An infringement proceeding (including any settlement) shall be controlled by the party bringing the suit; provided, however, that UMB shall control the suit if brought jointly, unless UMB joins only as a nominal plaintiff. Each party shall request its Inventor(s) and other relevant personnel to cooperate with and to assist to the extent reasonably required in connection with any infringement proceeding.

6.2 Expenses and Recoveries.

6.2.1 If the parties join in any suit for infringement solely regarding the Joint Invention: (a) [REDACTED] (including without limitation counsel fees, expert witness fees, and discovery costs); and (b) all recoveries received [REDACTED].

6.2.2 If the parties join in any suit for infringement which regards the Joint Invention in addition to any other technology(ies) (including without limitation the UMB Technologies), the parties shall negotiate reasonably and in good faith a different sharing of expenses and recoveries.

6.2.3 Any party bringing a suit on its own account shall be solely responsible for all litigation expenses incurred in connection with that action, and shall be entitled to retain all recoveries as a result of that action.

ARTICLE 7. TERM AND TERMINATION

7.1 Term. Unless sooner terminated in accordance with this Article 7, this Agreement will continue in full force and effect until the later of: (a) the date of expiration of the last to

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expire of the claims of the Patent Rights; (b) ten (10) years after the Effective Date); or (c) the expiration or termination of the Tokai MLA if they extend beyond clause (a) and (b) (the “Term”).

7.2 Unilateral Termination. Either party may terminate this Agreement by giving ninety (90) days notice to the other party.

7.3 Termination Upon Default. If a party defaults in the performance of any material obligation under this Agreement, and the default has not been remedied to the other parties’ reasonable satisfaction within sixty (60) days after the date of written notice of that default, the non-defaulting parties may by written notice to the defaulting party terminate this Agreement effective immediately.

7.4 Effect of Termination.

7.4.1 Termination or expiration of this Agreement does not relieve any party of any obligation which arises before expiration or termination, including without limitation any obligation to distribute Net Revenues, to reimburse Patent Expenses, and to cooperate and share expenses for pursuit of infringement. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

7.4.2 Termination or expiration shall not affect the Tokai MLA. The applicable provisions of this Agreement shall continue to be applied with respect to the Tokai MLA, notwithstanding the termination or expiration of this Agreement.

7.4.3 In addition, upon any termination or expiration:

(a) Each party shall continue to own an undivided joint interest in the Joint Invention and the related Patent Rights.

(b) Each party shall make available to the other party copies of all relevant documents called for under the Agreement applicable to the Joint Invention, to the extent that copies have not been furnished previously.

ARTICLE 8. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

8.1 DISCLAIMER OF WARRANTIES. THE JOINT INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, AND UMB CONFIDENTIAL INFORMATION ARE “AS IS.” EACH PARTY DISCLAIMS ALL EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE JOINT INVENTION, PATENT RIGHTS, PATENT APPLICATIONS, LICENSED PRODUCTS, OR CONFIDENTIAL INFORMATION, INCLUDING WITHOUT LIMITATION: SCOPE, VALIDITY OR ENFORCEABILITY; WHETHER A PATENT APPLICATION WILL BE APPROVED OR THAT A PATENT WILL ISSUE; RELIABILITY, COMPLETENESS, OR ACCURACY OF CONFIDENTIAL INFORMATION; INFRINGEMENT OR NON-INFRINGEMENT; THE PERFORMANCE OF LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION AS TO THEIR SAFETY, EFFECTIVENESS. OR COMMERCIAL VIABILITY; AND THE WARRANTIES OF

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MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, OR USAGE OF TRADE.

8.2 Limitation of Liability. In no event will any party’s liability of any kind include any special, indirect, incidental, consequential or punitive losses or damages, even if the party has been advised of the possibility of such damages.

8.3 No Joint Liability. The liability of the parties under this Agreement shall be several, and not joint and several. The parties agree that nothing in this Agreement shall be construed as implying joint liability in any case and that each party will be solely responsible for its own acts or omissions. If an action is brought by an outside party against two or more parties to this Agreement, the parties agree that no party to this Agreement will be liable for an amount greater than its proportional contribution to any finding of negligence upon which such action is based.

ARTICLE 9. NOTICES

9.1 Notices. Notices under this Agreement shall be in writing and shall be delivered personally as proven by a signed receipt, sent by a reputable, national overnight delivery service, charges prepaid, or sent by certified mail return receipt requested. Notices shall be addressed to a party at the address specified below, or at those other place or places as shall from time to time be specified in a notice similarly given. All notices shall be effective upon receipt.

If to UMB:	If to TJU:	If to UMES:
Assistant Vice President, OTT Office of Research and Development University of Maryland, Baltimore 620 West Lexington Street, 4th Floor Baltimore, Maryland 21201-1508	Office of Technology Transfer and Business Development Thomas Jefferson University 1020 Locust Street, Suite M34 Philadelphia, PA 19107 Attn: Executive Director	c/o University of Maryland Office of Technology Commercialization 0133 Cole Student Activities Bldg. College Park, MD 20742-1001 Attn: Executive Director

Copy to:	Copy to:	Copy to:

University Counsel University of Maryland, Baltimore 220 Arch Street, Room 03-111 Baltimore, Maryland 21201-1531	Office of University Counsel Thomas Jefferson University 1020 Walnut Street Philadelphia, PA 19107	Office of Legal Affairs University of Maryland 2101 Main Administration Bldg. College Park, MD 20742

9.2 Changes of Address. Each party shall reasonably promptly notify the other party of any change specifying that changed address for the delivery of notices or invoices.

ARTICLE 10. ASSIGNMENT

10.1 General. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, and pennitted assigns. Any reference in this Agreement to a party shall be construed to include that party’s successors and permitted assigns. Any purported assignment in violation of this Section shall be null and void.

10.2 Permitted Assignment. Either party may assign this Agreement to a successor-in-interest, but may not otherwise assign or transfer this Agreement without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed. Each party

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may also assign this Agreement to its Inventor(s), in the event of an assignment to the Inventor(s) of the Joint Invention pursuant to Federal IP Policy.

ARTICLE 11. MISCELLANEOUS

11.1 Governing Law. This Agreement is made and shall be construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of laws.

11.2 Jurisdiction. Each party consents to the jurisdiction of the Circuit Court of Baltimore City or Anne Arundel County, Maryland for any suit relating to this Agreement, and agrees to file any such suit in one of those courts.

11.3 No Limitation of State Defenses. No provision of this Agreement shall constitute or be construed as a limitation, abrogation, or waiver of any defense or limitation of liability available to the State of Maryland or its units (including without limitation USM, UMB, and UMES), officials, or employees under Maryland or Federal law, including without limitation the defense of sovereign immunity or any other governmental immunity.

11.4 Waiver of Trial by Jury. THE PARTIES WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY LITIGATION BETWEEN THEM RELATING TO THIS AGREEMENT.

11.5 Entire Agreement. This Agreement embodies the entire understanding between the parties with respect to the subject matter of this Agreement. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter of this Agreement that are not merged in this Agreement.

11.6 Relationship Between the Parties. UMB, TJU, and UMES are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives, or employees of the other. No party has any responsibility or liability for the actions of the other party except as specifically provided in this Agreement.

11.7 Further Assurances. The parties shall execute and deliver and cause to be executed and delivered further agreements, instruments and documents and shall take further actions as may reasonably be required or appropriate to carry out the terms and conditions of this Agreement.

11.8 Use of Names; Publicity. None of the parties shall use the name, seal, logo, trademark, or service mark of the other or any of its personnel, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from the other parties. Either party may publicize the fact that the parties have entered into this Agreement. However, press releases or other public releases of information shall be coordinated between the parties prior to release.

11.9 No Implied Rights. Nothing in the Agreement shall be construed to imply any license rights or other commitments with respect to any future research, or any intellectual property rights, or any technology, other than for the express terms set forth in the Agreement relative to the Joint Invention and Patent Rights.

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11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement.

[SIGNATURES ON FOLLOWING PAGE]

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SIGNATURE PAGE TO

INTER-INSTITUTIONAL AGREEMENT

The parties have caused this Agreement to be executed by their duly authorized representatives, to be effective as of the date of the last signature below.

WITNESS:	UNIVERSITY OF MARYLAND, BALTIMORE

	By:	/s/ Philip J. Robilotto	(SEAL)
Philip J. Robilotto
	Title:	AVP/OTT
	Date:	3-October-2013

WITNESS:	THOMAS JEFFERSON UNIVERSITY

	By:	/s/ Theodore F. Tarasdin	(SEAL)
/s/ illegible 10/18/13
	Name:	Theodore F. Tarasdin
	Title:	VPR
	Date:	10/18/13

WITNESS:	UNIVERSITY OF MARYLAND, EASTERN SHORE

	By:	University of Maryland, College Park Office of Technology Commercialization
/s/ Felicia Metz
	By:	/s/ Gayatri Varma	(SEAL)
	Name:	Gayatri Varma, Ph.D
	Title:	Executive Director
	Date:	September 24, 2013

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SCHEDULE A

PATENT RIGHTS

[**]

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SCHEDULE B

STANDARD CONFIDENTIALITY PROVISIONS

1. General Restrictions on Use and Disclosure.

1.1 A party (“Provider”) may disclose Confidential Information to the other party (“Recipient”). For a period of [**] years following the disclosure, Recipient shall hold the Confidential Information in confidence, and may disclose or use the Confidential Information only as permitted by this Agreement. Recipient shall not use Provider’s Confidential Information for any other purpose without the prior written consent of Provider, UMB, TJU, and UMES each shall have the right to use the Confidential Information for its own Non-Commercial Uses. Notwithstanding the foregoing, each party is permitted to disclose the Confidential Information to the extent reasonably necessary to market the Joint Invention and to fulfill its obligations under this Agreement, provided that any disclosure is made subject to confidentiality restrictions consistent with those in this Agreement.

1.2 Recipient shall use the level of care to prevent the unauthorized use or disclosure of Provider’s Confidential Information that Recipient exercises in preventing the unauthorized use or disclosure of its own Confidential Information. Recipient may disclose Provider’s Confidential Information only to its personnel who have a need to know or require access to the Confidential Information for the purposes permitted by this Agreement. Any Confidential Information that would identify human research subjects or patients shall be maintained confidentially in accordance with applicable law.

1.3 UMB, TJU, and UMES are educational institutions with practices for protection of Confidential Information which differ from industry standards and practices. Each party shall only be required to use reasonable efforts to protect the confidentiality of the other party’s Confidential Information in a manner consistent with the practices used by that party to protect its own Confidential Information.

2. Permitted Use and Disclosure.

2.1 The confidentiality obligations created by this Agreement shall not apply if and to the extent that: (a) the information is generally available to the public (other than through Recipient’s breach of this Agreement, any other agreement, or applicable law, or any unauthorized act by the Recipient); (b) the information was already in the possession of Recipient at the time of the disclosure (other than pursuant to a confidential disclosure agreement or any unauthorized act by Recipient); (c) the information is or was developed by Recipient independent of and with no reliance upon information of Provider or any other information furnished to Recipient by Provider under obligation of confidentiality; (d) the disclosure or use is reasonably necessary to fulfill or comply with requirements of governmental authorities having jurisdiction, including without limitation the U.S. Securities and Exchange Commission, National Institutes of Health, Food and Drug Administration, and U.S. Patent and Trademark Office, and foreign equivalents of the foregoing; or (e) disclosure is required by law.

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2.2 In the event of disclosure pursuant to clauses (d) or (e) of Section 2.1, Recipient shall use reasonable efforts to give Provider prior written notice of disclosure. Recipient, consistent with its counsel’s advice, shall take reasonable and lawful actions to obtain confidential treatment for disclosed information of the Provider and to minimize the extent of the disclosure, or allow Provider the opportunity to take those actions.

2.3 Nothing in this Agreement contained shall preclude a party from disclosing to Tokai those aspects of the Joint Invention necessary to evaluate and/or practice the Patent Rights in a limited role as licensee. Any disclosure to Tokai of Confidential Information shall be contingent upon execution by Tokai of a non-disclosure agreement substantially on the terms set forth in this Schedule B. In the event of a dispute as to the applicability of this Section 2, the burden of proof shall be upon Recipient to demonstrate permissibility of disclosure or use.

3. Markings and Legends. Provider shall use reasonable efforts to mark all Confidential Information disclosed to Recipient as “Confidential.” If the Confidential Information is not in written or tangible form and marked “Confidential” when disclosed, Provider shall use reasonable efforts to summarize the information in writing, marked as “Confidential”, and to provide the summary to Recipient within [**] days after disclosure of the Confidential Information to Recipient. To the extent Recipient has actual knowledge that information is Confidential Information, failure to meet the marking requirements shall not affect Recipient’s confidentiality obligations under this Agreement.

4. Public Information Act. This Agreement and Confidential Information provided to UMB or UMES under this Agreement is a public record when in the possession of UMB or UMES. It may be subject to inspection pursuant to the Public Information Act (§10-611 et seq., State Government Article, Annotated Code of Maryland) (the “Public Information Act”). If TJU asserts that any Confidential Information provided under this Agreement is a trade secret, confidential financial information, confidential unpublished scientific information, or confidential commercial information, which is exempt from disclosure under the Public Information Act, then UMB and/or UMES shall assert in response to any request for inspection of TJU’s Confidential Information that inspection should be denied pursuant to § 10-617(d) of the Public Information Act, unless UMB and/or UMES determines on the advice of its counsel that TJU’s position is not reasonable.

5. Government and Sponsor Rights. Confidential Information may have been developed under a grant or contract or in collaboration with the U.S. Government, state governments, research sponsors, or other entities. They may have rights in Confidential Information and may have the right to license or use Confidential Information, Patent Rights, and/or Licensed Products. Upon written request, each party shall provide the other party with further information about any sponsor’s or collaborator’s rights, subject to confidentiality obligations.

6. Export Control Laws. To the best of its knowledge, Discloser shall notify Recipient, prior to disclosing any Confidential Information, whether the information being disclosed is subject to any restrictions or controls imposed by the Arms Export Control Act; the Export Administration Act of 1979; the International Traffic in Arms Regulations; the Export Administration Regulations; or any other rules or regulations pertaining to restrictions on use or

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disclosure of goods, information, or technology, of any applicable governmental agency (collectively, the “Export Control Laws”). Recipient shall use reasonable efforts to prevent Confidential Information and any direct product thereof from being used for any purpose prohibited by the Export Control Laws, and to cause uses of that Confidential Information to comply with the Export Control Laws.

7. Return or Destruction of Confidential Information. Upon expiration or termination of this Agreement for any reason, Recipient shall either return or destroy Discloser’s Confidential Information, together with all copies and other forms of reproduction, and shall provide written notice to Discloser of same. However, Recipient may retain one copy of Discloser’s Confidential Information in the event of any question or dispute concerning Recipient’s obligations under this Agreement. If and to the extent any regulatory agency requests access to a party’s files after the return of such Confidential Information to the Provider, the party responding to the request may either refer that agency to the Provider, or the Provider shall grant limited access again to such materials to allow compliance with the request.

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